CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Exhibit 2.1

MASTER ASSET PURCHASE AGREEMENT

among:

Senseonics Holdings, Inc.,

a Delaware corporation

Senseonics, Incorporated,

a Delaware corporation

and

Ascensia Diabetes Care Holdings AG,

a company organized under the laws of Switzerland

____________________________

Dated as of December 31, 2025

____________________________

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

1. Purchase and Sale; Closings 2

1.1Purchase and Sale of the Purchased Assets.2

1.2Delivery of Specified Initial Assets5

1.3Excluded Assets5

1.4Excluded Liabilities; Assumption of Assumed Liabilities.6

1.5Purchase Price; Payment of Purchase Price; Adjustment of Purchase Price8

1.6Withholding11

1.7Allocation of Purchase Price11

1.8Closings; Closing Conditions.12

1.9Transfer Taxes13

1.10European CGM Activities.13

2.Representations and Warranties of the Seller Group16

2.1Due Organization17

2.2Authority; Binding Nature Of Agreements17

2.3Title To and Sufficiency of Purchased Assets17

2.4Inventory17

2.5Intellectual Property.18

2.6Contracts.20

2.7Compliance with Law20

2.8Environmental Matters21

2.9Governmental Authorizations21

2.10Affiliate Transactions21

2.11Proceedings; Orders21

2.12Non-Contravention; Consents21

2.13Brokers and Finders22

2.14Tax Matters22

2.15Financial Information and Absence of Changes23

2.16Equipment24

2.17Lease24

2.18Employment Matters24

2.19Accreditation27

2.20No Other Representations27

3.Representations and Warranties of the Purchaser Group.28

3.1Due Organization28

3.2Authority; Binding Nature Of Agreements28

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

3.3Non-Contravention; Consents28

3.4Brokers29

3.5Required Filings and Consents29

3.6Solvency29

3.7Employment Offers29

3.8No Other Representations29

4.Pre-Closing Covenants.30

4.1Access and Investigation30

4.2Operation of CGM Activities30

4.3Filings and Consents31

4.4Notification32

4.5Exclusivity32

4.6Best Efforts32

4.7Confidentiality32

5.Conditions Precedent to the Closings.33

5.1Conditions Precedent to Purchaser’s Obligations to each Applicable Closing33

5.2Conditions Precedent to Seller’s Obligation to Applicable Closing35

6.Termination.36

6.1Termination Events36

6.2Termination Procedures37

6.3Effect Of Termination37

6.4Nonexclusivity of Termination Rights37

7.INDEMNIFICATION, ETC.37

7.1Survival of Representations and Covenants37

7.2Indemnification by Seller38

7.3Indemnification by Purchaser Parties39

7.4Limitations on Indemnification40

7.5Exclusivity of Indemnification Remedies41

7.6Indemnification Procedures.42

7.7Tax Treatment of Indemnification Payments43

8.Additional agreements.44

8.1Further Actions44

8.2Publicity44

8.3Bulk Sales Requirements44

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

8.4Access to Books and Records; Cooperation on Financial Statements44

8.5Contract Matters.45

8.6Misallocated Assets47

8.7Employees and Related Matters48

8.8Trademarks; Trademark License52

8.9Transferred Inventory52

8.10Intentionally Omitted.53

8.11Tax Matters.53

8.12PASS Accrual Adjustment54

9.Miscellaneous Provisions.55

9.1Fees and Expenses55

9.2Attorneys’ Fees55

9.3Notices55

9.4Time of the Essence55

9.5Headings55

9.6Counterparts56

9.7Governing Law; Dispute Resolution.56

9.8Successors And Assigns; Parties In Interest.56

9.9Waiver.57

9.10Amendments57

9.11Severability57

9.12Entire Agreement58

9.13Construction.58

Exhibits

Exhibit A-Certain Definitions

Exhibit B-Form of Bill of Sale and Assumption Agreement

Exhibit C-Form of Release

Exhibit D-Reference Balance Sheet

Exhibit E-Amended and Restated Existing Agreement

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

MASTER ASSET PURCHASE AGREEMENT

This Master Asset Purchase Agreement (this “Agreement”) is entered into as of December 31, 2025 (“Agreement Date”), by and among Senseonics, Incorporated, a Delaware corporation with its principal office and place of business at 20451 Seneca Meadows Parkway, Germantown, Maryland (the “Purchaser”), Senseonics Holdings, Inc., a Delaware corporation with its principal office and place of business at 20451 Seneca Meadows Parkway Germantown, Maryland, 20876 (“Purchaser Parent” and together with Purchaser, collectively, the “Purchaser Parties”) and Ascensia Diabetes Care Holdings AG, a company organized under the laws of Switzerland, with its principal office and place of business at Peter Merian-Strasse 90 4052 Basel, Switzerland (the “Seller”).  Certain capitalized terms used in this Agreement are defined in Exhibit A. The Purchaser Parties and Seller are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

Whereas, the Purchaser and Seller are currently bound by that certain Collaboration and Commercialization Agreement, dated August 9, 2020, as amended (the “Existing Agreement”);

Whereas, the Seller owns, directly or indirectly through one or more Seller Affiliates, the Purchased Assets;

Whereas, the Parties desire to provide for an orderly wind-up and transition of activities under the Existing Agreement and in connection therewith to provide for the amendment and restatement, and ultimate termination, of the Existing Agreement, in connection therewith, the entry into this Agreement to effect the sale and transfer of the Purchased Assets, the assumption of the Assumed Liabilities, and the transition of certain operations of Seller related to the CGM Activities subject to the conditions and other provisions set forth in this Agreement and in the Transactional Agreements;

Whereas, the Purchaser Group wishes to purchase the Purchased Assets from the Seller Group, and the Seller Group desires to sell and transfer such Purchased Assets to the Purchaser Group, subject to the conditions and other provisions set forth in this Agreement and in the Transactional Agreements, including the Local Purchase Agreements;

Whereas, concurrently with the execution of this Agreement, Purchaser and/or certain Purchaser Affiliates on one hand and Seller and/or certain Seller Affiliates on the other hand, are entering into Local Purchase Agreement to effect the purchase, sale and transfer of the Specified European Assets, subject to the conditions and other provisions set forth in this Agreement, the Local Purchase Agreements and other Transactional Agreements;

Whereas, concurrently with the execution of this Agreement, Purchaser and Seller shall execute and deliver the Amended and Restated Existing Agreement;

Whereas, this Agreement and the Transactional Agreements have been approved by the respective boards of directors, or applicable equivalent governing body, of each of Seller and Purchaser; and

Whereas, the transactions contemplated by this Agreement may occur in separate closings: (i) an Initial Closing, in which the Seller Group will transfer to Purchaser, or a Purchaser Affiliate, the Specified

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Initial Assets and Purchaser, or a Purchaser Affiliate, will assume certain liabilities of Seller and the Seller Affiliates, and (ii) additional subsequent Closings governed by this Agreement and the Local Purchase Agreements, in which the Seller Group will transfer to Purchaser, or a Purchaser Affiliate, the Specified European Assets and Purchaser, or a Purchaser Affiliate, will assume certain additional liabilities of the Seller Group.

Now, Therefore, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

1.Purchase and Sale; Closings.
1.1Purchase and Sale of the Purchased Assets.
(a)Specified Initial Assets.  Subject to Section 1.3 (Excluded Assets), on the terms and subject to the conditions and other provisions set forth in this Agreement, at the Initial Closing, Seller shall (or, as applicable, shall cause each Seller Affiliate to) sell, assign, transfer, convey and deliver to Purchaser (or to any Purchaser Affiliate designated by Purchaser) all of Seller’s (or, as applicable, such Seller Affiliate’s) right, title, and interest in, to and under the Specified Initial Assets (as defined below), free of any Encumbrances (other than Permitted Encumbrances).  For purposes of this Agreement, “Specified Initial Assets” shall mean and include the following properties, assets, goodwill, privileges, contracts, claims, rights, title, interests, business, other assets of every kind, nature and description, real, personal or mixed, and tangible and intangible assets (wherever located):
(i)the Transferred Technology in the U.S. as set forth on Schedule 1.1(a)(i) (the “U.S. Transferred Technology”);
(ii)the U.S. CGM IP;
(iii)the U.S. Inventory set forth on Schedule 1.1(a)(iii) (excluding, for the avoidance of doubt, Excluded Inventory) (the “U.S. Transferred Inventory”);
(iv)the Seller Contracts that are set forth on Schedule 1.1(a)(iv) (excluding, for the avoidance of doubt, Excluded Contracts) and any rights or claims arising thereunder (the “U.S. Transferred Contracts”), which Transferred Contracts may be terminated and replaced by Purchaser, in its sole discretion and subject to the terms of such Transferred Contracts at any time after the Initial Closing Date;
(v)the U.S. Regulatory Materials set forth on Schedule 1.1(a)(v);
(vi)the U.S. Other Materials set forth on Schedule 1.1(a)(v);
(vii)the U.S. Equipment set forth on Schedule 1.1(a)(vii) (the “U.S. Transferred Equipment”);
(viii)to the extent transferrable under applicable Law, all U.S. Accreditations (as defined below);

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(ix)all causes of action (regardless of whether or not such claims and causes of action have been asserted by the Seller), lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller Group to the extent exclusively related to (1) the Specified Initial Assets, (2) the Assumed Initial Liabilities or (3) the ownership, use, function or value of any of the Specified Initial Assets, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent (other than claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off and rights of subrogation against any third parties relating to Excluded Assets or Excluded Liabilities);
(x)all credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, duties and right to offset relating exclusively to the Specified Initial Assets, including as set forth on Schedule 1.1(a)(x);
(xi)all U.S. Books and Records; provided, that (1) the Seller Group shall be entitled to keep copies thereof for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or Seller Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality and use restriction obligations hereunder, and (2) U.S. Books and Records shall not include any U.S. Books and Records the transfer of which would be prohibited by applicable Law; and
(xii)the marketing and sales materials, advertising materials, catalogues and sales brochures primarily relating to (1) the U.S. CGM Activities, (2) the Assumed Initial Liabilities or (3) the ownership, use, function or value of any of the Specified Initial Assets, including as set forth on Schedule 1.1(a)(xii) and all marketing and sales materials, advertising materials, catalogues and sales brochures with incidental mentions of other products that are unrelated to the CGM Activities or the Products, in each case, excluding any Seller Marks incorporated therein, which Seller Marks may be used by Purchaser subject to the terms and conditions of the limited license set forth in Section 8.8;
(xiii)the CRM Systems and Seller IT Systems and related documentation and data (the “Transferred Seller IT Systems”);
(xiv)all CGM Data related to the U.S. CGM Activities, including the data set forth on Schedule 1.1(a)(xiv) (the “U.S. Transferred Data”);
(xv)all other assets, properties and rights that exclusively relate to, exclusively held for use with, or exclusively used in connection with the U.S. CGM Activities, including such assets and rights set forth on Schedule 1.1(a)(xiii).
(b)Specified European Assets.  Subject to the terms and conditions of Section 1.10 (European CGM Activities), the Local Purchase Agreements, if agreed upon and executed after date hereof, and other provisions set forth in this Agreement, Seller shall (or, as applicable, shall cause each Seller Affiliate to) sell, assign, transfer, convey and deliver to Purchaser (or to any Purchaser Affiliate designated by Purchaser) all of Seller’s (or, as applicable, such Seller Affiliate’s) right, title and interest in, to and under the Specified European Assets (as defined below), free of any Encumbrances (other than Permitted Encumbrances), on the terms and subject to the conditions set forth in this Agreement and the Local Purchase Agreements at the Applicable Closing (if any).  For purposes of this Agreement, “Specified European Assets” shall mean and include the following properties, assets, goodwill, privileges, contracts,

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

claims, rights, title, interests, business, other assets of every kind, nature and description, real, personal or mixed, and tangible and intangible assets (wherever located), other than the Excluded Assets:
(i)the Transferred Technology in the European Territory as set forth on Schedule 1.1(b)(i) (the “European Transferred Technology”);
(ii)the European CGM IP;
(iii)the European Inventory set forth on Schedule 1.1(b)(iii) (excluding, for the avoidance of doubt, Excluded Inventory) (the “European Transferred Inventory”, and together with the U.S. Transferred Inventory, the “Transferred Inventory”);
(iv)the Seller Contracts that are set forth on Schedule 1.1(b)(iv) (excluding, for the avoidance of doubt, Excluded Contracts), the Tender Contracts and any rights or claims arising thereunder (the “European Transferred Contracts,” and together with the U.S. Transferred Contracts, the “Transferred Contracts”);
(v)the European Regulatory Materials set forth on Schedule 1.1(b)(v);
(vi)the European Other Materials set forth on Schedule 1.1(a)(v);
(vii)the European Equipment set forth on Schedule 1.1(b)(vii) (the “European Transferred Equipment,” and together with the U.S. Transferred Equipment, the “Transferred Equipment”);
(viii)to the extent transferable under Law, all European Accreditations (as defined below);
(ix)all causes of action (regardless of whether or not such claims and causes of action have been asserted by the Seller), lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller Group to the extent exclusively related to (1) the Specified European Assets, (2) the Assumed European Liabilities or (3) the ownership, use, function or value of any of the Specified European Assets, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent (other than claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off and rights of subrogation against any third parties relating to Excluded Assets or Excluded Liabilities);
(x)all credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, duties and right to offset relating exclusively to the Specified European Assets;
(xi)all European Books and Records; provided, that (1) the Seller Group shall be entitled to keep copies thereof for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or Seller Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality and use restriction obligations hereunder, and (2) European Books and Records shall not include any European Books and Records the transfer of which would be prohibited by applicable Law;

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(xii)the marketing and sales materials, advertising materials, catalogues and sales brochures primarily relating to (1) the European CGM Activities, (2) the Assumed European Liabilities or (3) the ownership, use, function or value of any of the Specified European Assets, including all marketing and sales materials, advertising materials, catalogues and sales brochures with incidental mentions of other products that are unrelated to the CGM Activities or the Products, in each case, excluding any Seller Marks incorporated therein; provided, that  the Purchaser Group may use such Seller Marks in accordance with the terms and conditions of the limited license set forth in Section 8.8 (Trademarks; Trademark License; Trademarks; Trade Names; Service Marks); and
(xiii)all CGM Data related to the European CGM Activities, including the data set forth on Schedule 1.1(b)(xiii) (the “European Transferred Data” and together with the U.S. Transferred Data, the “Transferred Data”);
(xiv)all other assets or rights, tangible or intangible, which are exclusively used in connection with the European CGM Activities, including without limitation, such assets set forth on Schedule 1.1(b)(xiv). For the avoidance of doubt, the Parties hereby acknowledge that the schedules contemplated in this Section 1.1(b) shall be delivered by Seller after the date hereof in accordance with Section 1.10 (European CGM Activities).
1.2Delivery of Specified Initial Assets.  Seller shall deliver all Specified Initial Assets and U.S. Transferred Technology to Purchaser at the Initial Closing in a format and manner as reasonably requested by Purchaser prior to the Initial Closing Date.  To the extent delivery of such Specified Initial Assets and U.S. Transferred Technology (excluding Transferred Inventory) results in costs (excluding Transfer Taxes) incurred by any member of the Seller Group, such costs shall be borne equally by the Seller and Purchaser.
1.3Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1(a) or elsewhere in this Agreement, the following (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder:
(a)all Technology that is not U.S. Transferred Technology or European Transferred Technology, including without limitation, such Technology as set forth on Schedule 1.2(a);
(b)all CGM IP that is not the U.S. CGM IP or European CGM IP;
(c)all Inventory of the Seller Group listed on Schedule 1.2(c) (the “Excluded Inventory”);
(d)all Contracts of the Seller Group that are not Transferred Contracts, including the Seller Contracts set forth on Schedule 1.2(d) (the “Excluded Contracts”);
(e)all Regulatory Materials that are not U.S. Regulatory Materials or European Regulatory Materials set forth on Schedule 1.2(e);
(f)any equity interest in any subsidiary or Affiliate of Seller;

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(g)all rights of the Seller Group under this Agreement and the other Transactional Agreements;
(h)all minute books, organizational documents, corporate seals, stock books, books of account or other similar records of the Seller Group having to do with the corporate organization of Seller, any Tax identification numbers of Seller, any Tax Returns of Seller or any books or records which Seller is required by Law to retain, if any (including any employee or employee benefit-related files or records which Seller is prohibited from transferring to Purchaser under applicable Law) other than the Transferred Books and Records;
(i)all cash, cash equivalents on hand or in bank accounts and short term investments, bank accounts, marketable securities, accounts receivables and inter-company accounts receivable of the Seller Group, life insurance policies, safe deposit boxes, money market accounts, or similar accounts or depositories of Seller;
(j)all insurance policies or the right to make claims under any insurance policy, provided, that the right to recover under any such policy with respect to any Purchased Asset or Assumed Liability, in each case, which arises out of conditions existing or events occurring on or before the Applicable Closing Date shall be a Purchased Asset;
(k)all employee benefit plans of Seller or any of its Affiliates, including the Seller Employee Plans;
(l)all rights to any actions of any nature available to or being pursued by Seller or any of its Affiliates to the extent related to the CGM Activities, whether arising by way of counterclaim or otherwise;
(m)all rights of Seller to any refunds, claims to refunds, Tax deposits, Tax credits or other Tax assets attributable to Excluded Taxes;
(n)all data that is not Transferred Data; and
(o)all assets of the Seller Group that are not Purchased Assets or are otherwise set forth on Schedule 1.3(o).
1.4Excluded Liabilities; Assumption of Assumed Liabilities.
(a)Excluded Liabilities.  Other than, after the Applicable Closing Date, the Assumed Liabilities as expressly provided for in Section 1.4(b) (Assumed Liabilities), the Purchaser Parties shall not assume, and shall have no liability for any Liabilities of Seller or any Seller Affiliate of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than after the Initial Closing Date, the Assumed Initial Liabilities or, after the Applicable Closing Date, the Assumed European Liabilities including, without limitation: (i) any Liabilities under the Transferred Contracts to the extent arising out of or relating to any obligation performed or required to be performed by Seller or any Seller Affiliate under (1) the Seller Contracts or (2) any Transferred Contracts, in each case, prior to the Applicable Closing Date, (3) that arise under the Transferred Contracts out of the execution of the Transactional

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Agreements or the Applicable Closing (all such Liabilities set forth in the foregoing provisions of this clause (i) pertaining to Transferred Contracts that constitute Tender Contracts, collectively, the “Tender Liabilities”), and (4) subject to any written agreement entered into between the parties pursuant to Section 8.5 (Contract Matters), any Liability under any Transferred Contracts if the Seller or any Seller Affiliate shall not have obtained, prior to the Applicable Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser Group of any rights or obligations under such Transferred Contract; (ii) any Liability of Seller or any Seller Affiliate arising out of or relating to the execution, delivery or performance of any Transactional Agreement; (iii) any Liability of Seller or any Seller Affiliate relating to or arising out of the Excluded Assets; (iv) except as otherwise expressly set forth in this Agreement or the Local Purchase Agreements, any Liability of Seller or any Seller Affiliate arising in respect of or relating to any current or former employee or consultant or agent of the Seller Group, including any Transferred Employee, including all Liabilities related to the Seller Employee Plans, in addition to all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of the employees, former employees or retirees of Seller or any Seller Affiliate (all such liabilities set forth in this clause (iv), collectively, the “Excluded Employee Liabilities”); (v) any Excluded Taxes; and (vi) any Liabilities arising out of or relating to the prosecution, ownership, operation, maintenance, sale, lease or use of the Purchased Assets or the operation of the CGM Activities by or on behalf of Seller or any Seller Affiliate to the extent arising prior to any Applicable Closing Date(collectively, the “Excluded Liabilities”).
(b)Assumed Liabilities. Upon and subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 1.4(a) (Excluded Liabilities), Section 1.9 (Transfer Taxes), Section 1.10 (European CGM Activities), and Section 8.5 (Contract Matters), Purchaser hereby assumes (or as applicable, the applicable Purchaser Affiliate shall assume) as of the Applicable Closing Date (collectively, the “Assumed Liabilities”): (i) the Liabilities and obligations under the Transferred Contracts, but (1) only to the extent arising out of obligations performed or required to be performed by Purchaser or the applicable Purchaser Affiliate under such Transferred Contracts after the assignment and transfer of such Transferred Contract on the Applicable Closing (or in the case of the assignment and/or transfer after the Applicable Closing, the date of such assignment and/or transfer) and not on or before such date, (2) only to the extent such obligations do not arise from or relate to any breach by any member of the Seller Group of any provision of any of such Transferred Contracts, and (3) only to the extent such obligations do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Applicable Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Transferred Contracts; (ii) liabilities accruing, arising out of or relating to the conduct or operation of the CGM Activities or the ownership or use of the Purchased Assets, solely to the extent such liabilities arise or accrue after the Applicable Closing; (iii) all liabilities and obligations in respect of the Transferred Employees solely on a going-forward basis after the Applicable Closing Date; (iv) pursuant to the express terms and conditions and limitations set forth in the Existing Agreement, all Liabilities of Seller arising out of or related to that certain Case No. 2:24-cv-263 filed in the United States District Court for the Eastern District of Texas Marshall Division (Cellspin Soft, Inc. vs Senseonics Holdings, Inc., Ascensia Diabetes Care Holdings AG), those certain cases IPR2024-00768, IPR2024-00769, and IPR2024-00770 before the Patent Trial and Appeal Board of the United States Patent and Trademark Office (TikTok Inc. v. CellSpin Soft, Inc., to which LifeScan, Inc., Senseonics Holdings, Inc., and Ascensia Diabetes Care Holdings AG have been joined), those certain cases IPR2025-00102, IPR2025-00103, and IPR2025-00104

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

also before the Patent Trial and Appeal Board of the United States Patent and Trademark Office (LifeScan, Inc., Senseonics Holdings, Inc., and Ascensia Diabetes Care Holdings AG v. CellSpin Soft, Inc.), and all appeals from any of the aforementioned cases (collectively, the “Cellspin Litigation Matter”), (v) the Termination PTO Reimbursement Amount, (vi) the Liabilities expressly assumed by Purchaser or a Purchaser Affiliate, as applicable, pursuant to express terms of the Local Purchase Agreements (if any). For the avoidance of doubt, nothing in this Section 1.3(b) shall limit the indemnification obligations or Liabilities of Purchaser and Seller under the Amended and Restated Existing Agreement.
(c)For the avoidance of doubt, Section 1.1(a)(xv) (Specified European Assets) and Section 1.3(b) (Assumed Liabilities) shall not apply to the European CGM Activities or any Specified European Asset as of the Initial Closing. As of the Initial Closing, (1) the term “CGM Activities” as used in this Agreement shall be deemed to exclude the European CGM Activities, (2) the term “Assumed Liabilities” as used in this Agreement shall be deemed to exclude the Assumed European Liabilities, (3) the term “Transferred Employees” as used in this Agreement shall be deemed to exclude the European Transferred Employees.
1.5Purchase Price; Payment of Purchase Price; Adjustment of Purchase Price.
(a)Purchase Price.  Subject to Section 1.10 (European CGM Activities) and the Local Purchase Agreements, no later than [***] prior to the Applicable Closing, Seller shall provide written wire instructions to Purchaser and pursuant to the wire instructions provided to Purchaser, as consideration for the sale, transfer, conveyance, assignment and delivery to Purchaser and its Affiliates of the Purchased Assets, in addition to the assumption by Purchaser of the Assumed Liabilities as of the Applicable Closing Date, on the Applicable Closing Date, Purchaser will pay to Seller (or to a Seller Affiliate as designated by Seller in the written wire instructions) at the Applicable Closing (by wire transfer of immediately available funds), an amount equal to the sum of (the “Purchase Price”): [***]. For purposes of this Agreement, “Pre-Closing Balance Sheet Adjustment Amount” shall mean: [***]. Unless otherwise expressly stated in any Local Purchase Agreement, the Purchase Price shall be paid in the lawful currency of the jurisdiction in which the Applicable Closing occurs and unless otherwise agreed in writing by the Parties, and the Purchase Price shall be paid by Purchaser with respect to the Initial Closing and the applicable Purchaser Affiliate under the Local Purchase Agreements.
(b)Adjustment of Purchase Price.
(i)Net Book Value Adjustment. (A) At least [***] prior to each Applicable Closing Date, Seller shall deliver to Purchaser (i) an unaudited balance sheet with respect to the “Purchased Assets”, “Assumed Liabilities” and “Net Book Value” (the “Pre-Closing Balance Sheet”) which shall (1) estimated as of the Applicable Closing Date, (2) contain the same line item categories as those contained in the form of the balance sheet attached in Exhibit D hereto (the “Reference Balance Sheet”), (3) for the purposes of determining Net Book Value shall be consistent with the methodology, line items and categories applied in the Reference Balance Sheet and using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgements, and valuation and estimation and accrual methodologies used in the preparation of the Financial Statements (together, the “Accounting Principles”), (4) set forth the Italy Purchase Price, the Germany Purchase Price, the Spain Purchase Price, the Sweden Purchase Price, and (5) reflect no write-up of any individual Purchased Asset which was included in the Reference Balance Sheet and is included in the Pre-Closing Balance Sheet to a Net Book Value that is greater than its Net Book Value in the Reference Balance Sheet; provided, that the

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Pre-Closing Balance Sheet shall not necessarily be construed to establish, limit or determine the fair market value of any asset for U.S. federal, state or local income Tax purposes, and (ii) a certificate of Seller executed by a duly authorized representative of Seller (the “Pre-Closing Certificate”) setting forth thereon Seller’s good faith estimate of the Net Book Value as of the Applicable Closing Date (the “Estimated Net Book Value”), which shall be derived from and supported by the Pre-Closing Balance Sheet. Seller shall consider in good faith any comments provided by Purchaser in respect of the Pre-Closing Balance Sheet but the Seller’s determination will be final for purposes of the Applicable Closing. Seller and its independent public accountant (“Seller’s Accountant”), to the extent Seller’s Accountant has been involved in the preparation of the Pre-Closing Balance Sheet, shall make all of their respective work papers and other relevant documents in connection with the preparation of the Pre-Closing Balance Sheet available to Purchaser and its accountant (the “Purchaser’s Accountant”) upon reasonable request, subject to customary privilege and confidentiality practices and shall make the persons in charge of the preparation of the Pre-Closing Balance Sheet available for reasonable inquiry by Purchaser and its accountants upon request, which shall not be unreasonably withheld. For the purposes of this Agreement, the Pre-Closing Balance Sheet shall be calculated in a manner consistent with the example calculation set forth on Schedule 1.5(b), including without limitation, the example methodology, line items, policies and procedures set forth on Schedule 1.5(b).
(ii)As soon as practicable, and in no event later than [***] following the last Applicable Closing Date, Purchaser shall prepare and deliver to Seller an unaudited balance sheet with respect to the “Purchased Assets”, “Assumed Liabilities” and “Net Book Value” as of the Applicable Closing Date (the “Closing Date Balance Sheet”), which shall set forth the Net Book Value as of the Applicable Closing Date (the “Closing Date Net Book Value”) as derived from and supported by the Closing Date Balance Sheet. The Closing Date Balance Sheet shall (1) contain the same line item categories as those contained in the Reference Balance Sheet and the Pre-Closing Balance Sheet and (2) be in accordance with the Accounting Principles used in the preparation of the Reference Balance Sheet; provided, that neither the Closing Date Balance Sheet nor any Closing Date Net Book Value calculation shall necessarily determine or limit the fair market value of the Purchased Assets or the allocation of the Purchase Price for any U.S. federal, state, or local income Tax purposes.
(iii)Seller shall notify Purchaser in writing (such notice, the “Objection Notice”) as soon as practicable, and in no event more than [***] (“Review Period”), following receipt of the Closing Date Balance Sheet if Seller does not agree with the Closing Date Net Book Value calculations set forth thereon. The Objection Notice, if any, shall specify those items or amounts with which Seller disagrees and shall include a reasonably detailed explanation of Seller’s basis for each item or amount in dispute and Seller’s alternative calculation of the item or amount in dispute. As part of such review, upon Seller’s request and at Seller’s expense, Purchaser shall provide the Seller and the Seller’s Accountant with reasonable access (during normal business hours and without material interference to the operations of the Purchaser Group) to the books and records and personnel of Purchaser for the purpose of enabling the Seller and the Seller’s Accountant to calculate, and to review Purchaser’s calculation of, the Closing Date Net Book Value. If Seller fails to deliver an Objection Notice to Purchaser before the expiration of the Review Period, then Purchaser’s Closing Date Balance Sheet and the calculations therein shall be final and binding on Seller and Purchaser.  In the event Seller submits an Objection Notice, then Purchaser and Purchaser’s Accountant, on the one hand, and Seller and Seller’s Accountant, on the other, will use good faith efforts for a period of [***] after Purchaser’s receipt of the Objection Notice (the “Resolution Period”) to resolve any differences they may have as to the Closing Date Net Book Value. If Seller and Purchaser cannot reach agreement during the Resolution Period, they shall submit their disagreements within [***] after the

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

expiration of the Resolution Period to an independent, nationally-recognized public accounting firm jointly selected by Seller and Purchaser (the “Independent Accountant”), which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it and, based thereon, shall determine the Closing Date Net Book Value. Each of Purchaser and Seller will be afforded the opportunity to present to the Independent Accountant any material related to the determination of such dispute and to discuss the determination of such dispute with the Independent Accountant; provided, that no Party shall initiate discussions with the Independent Accountant without the other Party being given an opportunity to participate in such discussion and each Party shall provide the other Party with copies of any materials provided to the Independent Accountant. For the avoidance of doubt, there shall be no ex parte communications between any Party and the Independent Accountant.  The Independent Accountant shall act as an expert, not an arbitrator, to determine, based solely on the written submissions of the Parties and not by independent investigation, only the specific items under dispute by the Parties. In resolving any disputed item, the Independent Accountant shall (A) apply the terms and conditions of this Agreement, including the Accounting Principles, (B) consider only those disputed items and amounts that Purchaser and Seller are unable to resolve, and (C) not assign a value to any item greater than the greatest value for such item claimed by Seller or Purchaser or less than the least value for such item claimed by Seller or Purchaser. The Independent Accountant’s determination of the Closing Date Net Book Value, which shall be completed as promptly as practicable but in no event later than [***] following its selection, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, Seller and Purchaser for all purposes. If the Closing Date Net Book Value as determined by the Independent Accountant is closer to the Closing Date Net Book Value advocated by (i) Seller than it is to the Closing Date Net Book Value advocated by Purchaser, Purchaser shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 1.5(b)(iii) or (ii) Purchaser than it is to the Closing Date Net Book Value advocated by Seller, Seller shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 1.5(b)(iii). Otherwise, such fees, costs and expenses shall be paid equally by Seller and Purchaser. Except in the case of Fraud, this Section 1.4(b)(iii) shall be the exclusive procedure for determination of the Closing Date Net Book Value.
(iv)In the event that the Closing Date Net Book Value determined in accordance with subparagraphs (ii) and (iii) of this Section 1.5(b), as the case may be (the “Final Net Book Value”) is less than the Estimated Net Book Value (such difference being herein referred to as the “Net Worth Deficiency”), then Seller shall, within [***] following the date of determination of the Final Net Book Value (the “Determination Date”), pay to Purchaser an amount equal to the Net Worth Deficiency.  In the event that the Final Net Book Value is greater than the Estimated Net Book Value (such difference being herein referred to as the “Net Worth Excess”), Purchaser shall, within [***] following the Determination Date, pay to Seller an amount equal to the Net Worth Excess. Any payment or set-off made pursuant to this Section 1.5(b)(iv) shall be treated by the Parties as an adjustment to the Purchase Price for all U.S. federal, state and local income Tax purposes unless otherwise required by applicable Law.
(v)The Parties agree that there shall be no duplication of recovery for any item, amount, Damage, liability, or shortfall addressed or taken into account in the determination of the Final Net Book Value. Without limiting the foregoing, (1) no Party shall be entitled to recover the same Damage, shortfall, or amount more than once under different provisions of this Agreement, and (2) any amount reflected in, reserved for, or otherwise included in the calculation of the Final Net Book Value shall not form the basis of, or be recoverable again as, an indemnifiable Damage or other claim hereunder. The Parties shall use commercially reasonable efforts to avoid duplicative payments and to make appropriate correlative adjustments to ensure compliance with this Section 1.5(b).

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(vi)In the event of the sale and purchase of the Specified European Assets, on the Applicable Closing Date of the sale of such Specified European Assets (or European Territory portion thereof as the case may be), the Parties shall apply the principals and adjustment mechanisms set forth in this Section 1.5(b) to the Specified European Assets and Assumed Liabilities (as the case may be) to obtain the same result as if such sale(s) occurred on the Initial Closing Date.
1.6Withholding.  Purchaser, any Purchaser Affiliate and any of their respective Affiliates or agents shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to such payments under the Code or any other applicable Law and shall be provided any necessary Tax forms, including IRS Form W-9 or applicable IRS Form W-8 and any similar Tax information, from Seller, each applicable Seller Affiliate and any other recipient of any consideration paid pursuant to this Agreement. Solely with respect to the acquisition of the Specified Initial Assets or, if applicable, the Specified European Assets, Purchaser agrees to (a) use commercially reasonable efforts to provide Seller with at least [***] prior written notice regarding any proposed withholding amounts, (b) give Seller a reasonable opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding and (c) otherwise reasonably cooperate with any request to obtain reduction of or relief from such deduction or withholding.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
1.7Allocation of Purchase Price. For U.S. federal and applicable state and local income tax purposes, the Parties agree to allocate the Purchase Price, Assumed Liabilities, and any other amount considered to be purchase consideration for U.S. federal and applicable state and local income Tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  Purchaser shall prepare and deliver to the Seller an allocation schedule (the “Allocation Schedule”) within [***] of the final determination of the Purchase Price as last Applicable Closing pursuant to Section 1.5(b). If Seller does not notify Purchaser in writing of its objections to the Allocation Schedule within [***] of receipt thereof, such Allocation Schedule shall be deemed final and binding for all purposes of this Agreement. If Seller objects to the Allocation Schedule, it shall notify Purchaser in writing of such disputed item (or items), its basis for objection in reasonable detail, and proposed changes within [***] of the receipt of the Allocation Schedule, and the Parties shall negotiate in good faith and shall use reasonable efforts to resolve any such dispute within [***] after the delivery of the written objections to the Allocation Schedule to Purchaser. If Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within [***] after the delivery of the written objections to the Allocation Schedule to Purchaser, such dispute will be resolved in the same manner as disputes with respect to the calculation of Final Net Book Value under Section 1.5(b)(iii). Purchaser, Seller and their respective Affiliates shall file all U.S. federal and applicable state and local income Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule and shall not take any position before any U.S. federal, state or local income taxing authority that is inconsistent with the Allocation Schedule unless required by a “final determination” within the meaning of Section 1313(a) of the Code. If any taxing authority disputes the allocation set forth in the Allocation Schedule, the Parties subject to such dispute shall be entitled to settle the dispute in any manner in its sole discretion, and no Party shall have any obligation to the other Parties under this Agreement to the extent that the allocation set forth in the Allocation Schedule is not upheld by the applicable taxing authority. The Parties hereto acknowledge and agree that, for U.S. federal and applicable state and local income Tax purposes, any deferred revenue obligations assumed by Purchaser

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

pursuant to this Agreement shall not be treated as giving rise to taxable income of Purchaser or any of its Affiliates under the principles of James M. Pierce Corp., 326 F.2d 67 (8th Cir. 1964).

1.8Closings; Closing Conditions.
(a)Closings.
(i)Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereunder in respect of the Specified Initial Assets (the “Initial Closing”), shall take place remotely via the exchange of documents and signatures on January 1, 2026, following the satisfaction and/or waiver of all conditions to the Initial Closing set forth in Section 5 or at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser.  For purposes of this Agreement, “Initial Closing Date” shall mean the time and date as of which the Initial Closing actually takes place.  Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Initial Closing at any particular time, the Initial Closing shall be deemed to occur and be effective, in the United States, as of 10:00 a.m. Eastern Standard Time on the Initial Closing Date.
(b)Subject to the terms and conditions of this Agreement and the Local Purchase Agreements, unless otherwise designated by the Parties, the closing of the transactions contemplated hereunder in respect of the Specified European Assets by the applicable Purchaser Affiliate(s) shall occur on the terms and subject to the conditions of this Agreement and the Local Purchase Agreements with effect from the Applicable Closing or such date and time as set forth in such Local Purchase Agreement and in accordance with Section 1.10 (European CGM Activities).  Except to the extent expressly set forth in the applicable Local Purchase Agreement to the contrary, the Applicable Closing in any jurisdiction within the European Territory, shall be deemed to occur and be effective as of 10:00 a.m. Eastern Standard Time on the Applicable Closing Date in such jurisdiction.
(c)At the Initial Closing and each Applicable Closing (unless otherwise noted below), the Seller (and/or applicable Seller Affiliate) and Purchaser (and/or applicable Purchaser Affiliate) will enter into the following additional agreements:
(i)a bill of sale, assignment and assumption agreement (or equivalent document for any jurisdiction outside of the U.S.) as necessary assign, convey, transfer and deliver to Purchaser good and valid title to the respective Purchased Assets free of any Encumbrances and all of Seller’s right title, and interest in and to the respective Transferred Contracts, in substantially the form attached hereto as Exhibit B (the “Bill of Sale and Assumption Agreement”);
(ii)such reasonable instruments of sale and assignment as mutually agreed between the Parties as necessary to vest in Purchaser (or Purchaser Affiliate) as of the Applicable Closing all of the applicable Seller or Seller Affiliate’s right, title and interest in the Purchased Assets, including, without limitation, (i) an intellectual property assignment agreement in a form reasonably satisfactory to Purchaser, and (ii) such separate assignments of any intangible Purchased Assets necessary to record the transfer of such Purchased Assets with any applicable governmental agency, lessor or other party with whom such assignments must be filed;
(iii)at the first Applicable Closing, the Transition Services Agreement; and

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(iv)at the Initial Closing, the Amended and Restated Existing Agreement.
1.9Transfer Taxes.  Except as otherwise provided by the Local Purchase Agreements with respect to the specific transactions contemplated by such Local Purchase Agreements, all transfer, documentary, sales, use, value-added, gross receipts, stamp, registration, property, excise, transfer or other similar taxes, charges or fees incurred in connection with the transfer and sale of the Purchased Assets, including all recording or filing fees and other similar costs of the Applicable Closing, that may be imposed, payable, collectible or incurred (collectively, “Transfer Taxes”), shall be borne by Seller or the applicable Seller Affiliate, and the applicable Party shall make all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Law relating to Transfer Taxes and shall reasonably cooperate with the other Party in connection with such filings, including by executing and delivering any certificates, forms or other documents reasonably required to reduce, eliminate or comply with any Transfer Tax.
1.10European CGM Activities.
(a)Sale of Specified European Assets.
(i)It is the Parties’ mutual desire to consummate the transaction for the sale of the Specified Initial Assets in the U.S. prior to finalizing the negotiation and agreement on certain terms and matters relating to the sale of the Specified European Assets, including finalization of the Local Purchase Agreements.  Following the Initial Closing, the Parties will negotiate in good faith to finalize open agreements, documents and terms relating to the sale of Specified European Assets (in Germany, Italy, Spain and Sweden). The Parties shall negotiate Local Purchase Agreements on the terms and conditions set forth in this Agreement, as further detailed below, and any sale and purchase of the Specified European Assets shall occur on the terms and subject to the conditions of this Agreement and the Local Purchase Agreements with effect from the date and time set forth in each respective Local Purchase Agreement.
(ii)Each Local Purchase Agreement shall (a) be on terms and conditions substantially consistent with this Agreement, subject to adjustments for the nature, value and applicable Law governing the Specified European Assets and European CGM Employees, (b) be based on the representations, warranties, covenants, and indemnities set forth in this Agreement and set forth in the draft Local Purchase Agreements as partially negotiated between the parties as of the date of this Agreement, subject to further negotiation and review with counsel. Finalization of the Local Purchase Agreements require that Seller deliver a substantially complete draft of the asset schedules identifying all (a) Specified European Assets to be transferred at each Applicable Closing (which the Parties may agree to organize by each European Territory), and (b) the European Disclosure Schedule setting forth any exceptions to Seller Group representations and warranties in Section 2 of this Agreement with respect to such Specified European Assets and the European CGM Activities. The Parties shall review the current draft of such schedules, discuss in good faith the form and substance of such schedules, and make such modifications as are reasonably satisfactory to the Parties. The Parties shall cooperate in good faith with a goal to review and finalize such schedules on or prior to [***], subject to an agreed provision in the schedules to account for anticipated ongoing collaborative work on the transferred contract and consent schedules. The Parties shall use commercially reasonable efforts to negotiate, finalize and execute the Local Purchase Agreements and any and all related documentation and agreements governing the sale of the Specified European Assets in each European Territory with a goal of concluding such negotiations on or prior to [***]. Prior to the delivery of executed documentation of each Party evidencing the conclusion of the negotiations

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

contemplated by this subparagraph (ii) and agreement to join Schedules and forms of local purchase agreements relating to the Specified European Assets to this Agreement, covenants and other provisions of this Agreement which presuppose the completion of these documents shall not be of effect but shall commence upon such joinder.
(b)Local Purchase Agreements.
(i)Further, Seller shall, and shall cause the other applicable Seller Affiliates to, and Purchaser shall and cause its applicable Purchaser Affiliates to negotiate and deliver to the other Party the Local Purchase Agreements and any and all related documentation and agreements for each European Territory (such agreement not to be unreasonably withheld, conditioned or delayed) as being necessary or appropriate to effect the sale, transfer, conveyance, assignment, delivery or assumption of any Purchased Asset in any such jurisdiction (each such jurisdiction where a Local Purchase Agreement is anticipated to be executed and delivered pursuant to this Section 1.10, a “ Local Purchase Agreement Jurisdiction”). The Parties acknowledge and agree that the execution and/or delivery of the Local Purchase Agreements may require prior consultation with or notice, information or notification to, the relevant employee representative body of Seller or Purchaser (or any of their respective Affiliates), as the case may be.
(ii)Notwithstanding anything to the contrary in this Agreement or any Local Purchase Agreement, the Parties acknowledge and agree that (i) the Local Purchase Agreements shall be entered into solely for purposes of implementing the sale, transfer, conveyance, assignment, delivery and assumption, as applicable, of the Specified European Assets and Assumed European Liabilities in compliance with applicable Law in each Local Purchase Agreement Jurisdiction and (ii) the Local Purchase Agreements shall not expand or limit the rights, obligations or other Liabilities of the Parties or their respective Affiliates, beyond those provided for, or to which such party is subject to, in this Agreement, except as otherwise expressly agreed in writing between the Parties or as required under applicable Law. Without limiting the generality of the immediately preceding sentence, in the event of any conflict between the terms of any Local Purchase Agreement and this Agreement, Seller and Purchaser agree and acknowledge that the term of this Agreement shall control and that, if necessary, the Parties shall, and shall cause their respective Affiliates to, deliver such additional instruments or agreements (also in notarial form) as may be necessary to accomplish the foregoing, unless applicable Law requires otherwise. Notwithstanding anything to the contrary, applicable Law requirements (including in rem transfer, employment and works council matters) shall be governed and interpreted by the Law the Local Purchase Agreement Jurisdiction.
(iii)Notwithstanding anything to the contrary in this Agreement or any Transactional Agreement, the Parties acknowledge and agree that: (A) the sale, conveyance, assignment, transfer and delivery of the Specified European Assets shall be effected solely in, and shall be limited strictly to, the jurisdiction of the applicable Local Purchase Agreement for each European Territory pursuant to which such transfer is consummated; (B) no Specified European Assets shall be deemed sold, conveyed, assigned, transferred or delivered in, into, or under the applicable Laws of any jurisdiction other than the specific country expressly identified in the corresponding Local Purchase Agreement for such Specified European Assets; and (C) no Local Purchase Agreement shall have any extraterritorial effect or operate to transfer, assign, novate, deliver or otherwise vest title to, or any rights in, any Specified European Assets located in, registered in, arising under, or governed by the Laws of, any other country outside the European Territory. For the avoidance of doubt, (1) title to, and risk of loss for, any Purchased Asset shall

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

pass only upon the consummation of the transfer of such Purchased Asset under the applicable Local Purchase Agreement in the country where such Purchased Asset is located, registered, or otherwise required by applicable Law to be transferred, (2) any reference in this Agreement to the sale or transfer of the “Purchased Assets” shall be interpreted on a country-by-country basis and shall be limited to those Purchased Assets validly transferred under the applicable Local Purchase Agreement in the applicable European Territory, and (3) no failure to consummate any transfer in one country within the European Territory shall affect or impair the validity or enforceability of any transfer consummated in any other country within the European Territory.
(c)Italy.
(i)The sale and purchase of the Italy Purchased Assets (if any) shall occur on the terms and subject to the conditions of Italy Local Purchase Agreement and this Agreement with effect from the date and time set forth in the Italy Local Purchase Agreement.
(ii)Subject to the terms of this Agreement and the Italy Local Purchase Agreement, the closing of (A) the sale, transfer, assignment, and conveyance by Seller or the other applicable Seller Affiliates of the Italy Purchased Assets, (B) the assumption by Purchaser (or a Purchaser Affiliate) of the Italy Assumed Liabilities and (C) the transfer of the Italy Transferred Employees to Purchaser (or a Purchaser Affiliate) ((A)-(C), collectively, the “Italy Closing”), shall take place before the Italian Notary selected by the applicable Purchaser Affiliate on the [***] after the closing conditions set forth in Section 5 (Conditions Precedent to Closings) and under the Italy Local Purchase Agreement are satisfied, or such other date, time and location agreed to by the parties to the Italy Local Purchase Agreement (the “Italy Closing Date”).
(d)Germany.
(i)The sale and purchase of the Germany Purchased Assets (if any) shall occur on the terms and subject to the conditions of Germany Local Purchase Agreement and this Agreement with effect from the date and time set forth in the Germany Local Purchase Agreement.
(ii)Subject to the terms of this Agreement and the Germany Local Purchase Agreement, the closing of (A) the sale, transfer, assignment, and conveyance by Seller or the other applicable Seller Affiliates of the Germany Purchased Assets, (B) the assumption by Purchaser (or a Purchaser Affiliate) of the Germany Assumed Liabilities and (C) the transfer of the Germany Transferred Employees to Purchaser (or a Purchaser Affiliate) ((A)-(C), collectively, the “Germany Closing”), shall take place remotely via the exchange of documents and signatures at 10:00 a.m., Eastern Standard Time on the [***] after the closing conditions set forth in Section 5 (Conditions Precedent to Closings) and under the Germany Local Purchase Agreement are satisfied, or such other date, time and location agreed to by the parties to the Germany Local Purchase Agreement (the “Germany Closing Date”).
(e)Spain.
(i)The sale and purchase of the Spain Purchased Assets (if any) shall occur on the terms and subject to the conditions of Spain Local Purchase Agreement and this Agreement with effect from the date and time set forth in the Spain Local Purchase Agreement.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(ii)Subject to the terms of this Agreement and the Spain Local Purchase Agreement, the closing of (A) the sale, transfer, assignment, and conveyance by Seller or the other applicable Seller Affiliates of the Spain Purchased Assets, (B) the assumption by Purchaser (or a Purchaser Affiliate)  of the Spain Assumed Liabilities and (C) the transfer of the Spain Transferred Employees to Purchaser (or a Purchaser Affiliate) ((A)-(C), collectively, the “Spain Closing”), shall take place remotely via the exchange of documents and signatures at 10:00 a.m., Eastern Standard Time on the [***] after the closing conditions set forth in Section 5 (Conditions Precedent to Closings) and under the Spain Local Purchase Agreement are satisfied, or such other date, time and location agreed to by the parties to the Spain Local Purchase Agreement (the “Spain Closing Date”).
(f)Sweden.
(i)The sale and purchase of the Sweden Purchased Assets (if any) shall occur on the terms and subject to the conditions of Sweden Local Purchase Agreement and this Agreement with effect from the date and time set forth in the Sweden Local Purchase Agreement.
(ii)Subject to the terms of this Agreement and the Sweden Local Purchase Agreement, the closing of (A) the sale, transfer, assignment, and conveyance by Seller or the other applicable Seller Affiliates of the Sweden Purchased Assets, (B) the assumption by Purchaser (or a Purchaser Affiliate) of the Sweden Assumed Liabilities and (C) the transfer of the Sweden Transferred Employees to Purchaser (or a Purchaser Affiliate) ((A)-(C), collectively, the “Sweden Closing”), shall take place remotely via the exchange of documents and signatures at 10:00 a.m., Eastern Standard Time on the [***] after the closing conditions set forth in Section 5 and under the Sweden Local Purchase Agreement are satisfied, or such other date, time and location agreed to by the parties to the Sweden Local Purchase Agreement (the “Sweden Closing Date”).
(g)Delivery of Specified European Assets. Seller (or the applicable Seller Affiliate) shall deliver the Specified European Assets and European Transferred Technology to Purchaser (or the applicable Purchaser Affiliate) at the Applicable Closing in a format and manner as reasonably requested by Purchaser (or a Purchaser Affiliate) prior to such Applicable Closing Date and in accordance with the Local Purchase Agreements.  Seller (or the applicable Seller Affiliate) shall deliver all non-physical Specified European Assets and European Transferred Technology to Purchaser or a Purchaser Affiliate at the Applicable Closing in a format and manner as reasonably requested by Purchaser or a Purchaser Affiliate prior to the Applicable Closing Date.  To the extent delivery of such Specified European Assets and/or European Transferred Technology (excluding Transferred Inventory) results in costs (excluding Transfer Taxes) incurred by any member of the Seller Group, such costs shall be borne equally by the Seller and Purchaser.
2.Representations and Warranties of the Seller Group.

Seller represents and warrants to and for the benefit of Purchaser Parties as follows, (i) solely with respect to the Specified Initial Assets and U.S. CGM Activities and as qualified by the Initial Disclosure Schedule, as of the Agreement Date and as of the Initial Closing Date, and (ii) in respect of the Specified European Assets and European CGM Activities and as qualified by the European Disclosure Schedule, as of the Italy Closing, the Germany Closing, the Spain Closing, and the Sweden Closing (in each case, as applicable) and as of such Applicable Closing Date:

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

2.1Due Organization.  Seller is a corporation duly incorporated and validly registered on the Swiss Commercial Register and in good standing under the laws of Switzerland. Each other member of the Seller Group that is party to this Agreement or any other Transactional Agreement is a corporation, limited liability company, limited partnership or other applicable business entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, organization or formation, as applicable. Each member of the Seller Group that is a party to this Agreement or any other Transactional Agreement is duly qualified to do business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) as a foreign Person in each jurisdiction where the ownership or operation of its Purchased Assets or the conduct of its portion of the CGM Activities requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) would not reasonably be expected to affect the ability of Seller or any Seller Affiliate that is party to the Transactional Agreements to timely perform its obligations under this Agreement or any of the other Transactional Agreements. Seller is in good standing as a foreign company in each of the jurisdictions listed in Part 2.1 of the Disclosure Schedule.
2.2Authority; Binding Nature Of Agreements.  Seller and the Seller Affiliates party to the Transactional Agreements have all necessary power and authority to execute, deliver and perform this Agreement and any Transactional Agreements to which it is or may become a party and to complete the transactions contemplated hereby and thereby; and the execution, delivery and performance by such member of Seller Group of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller Group.  This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the General Enforceability Exceptions.  Upon the execution of each of the other Transactional Agreements on the Initial Closing Date, and as applicable on the Applicable Closing Date, each of such other Transactional Agreements to which a member of the Seller Group is a party will constitute the legal, valid and binding obligation of the applicable member of the Seller Group and will be enforceable against each of Seller and the applicable Seller Affiliate, subject to the General Enforceability Exceptions.
2.3Title To and Sufficiency of Purchased Assets.
(a)The Seller Group has good, marketable and valid title to all of the Purchased Assets and has valid and transferable rights, licenses or ownership interests in and to all Transferred Technology, free and clear of any Encumbrances, except for Permitted Encumbrances.
(b)The Purchased Assets  (i) constitute all of the assets (tangible or intangible) that are necessary for the conduct of the CGM Activities as it is conducted immediately prior to the Applicable Closing and (ii) are sufficient for the conduct and operation of the U.S. CGM Activities and European CGM Activities, respectively, immediately after the Applicable Closing in substantially the same manner as conducted prior to Closing in all material respects.
2.4Inventory.  Part 2.3 of the Disclosure Schedule sets forth all Transferred Inventory of Seller and the Seller Affiliates as of the date of this Agreement based on jurisdiction and sets forth a list of all of the physical locations of such Transferred Inventory. All Transferred Inventory has been shipped, stored and otherwise maintained in accordance with applicable Law and in compliance with the applicable

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

terms and conditions of the Quality Agreement (as defined in the Existing Agreement) (the “Quality Agreement”).

2.5Intellectual Property.
(a)Registered IP.  Part 2.4(a) of the Disclosure Schedule completely and accurately identifies (i) each item of Registered IP owned or exclusively licensed by Seller or any Seller Affiliate used in connection with the U.S. CGM Activities and European CGM Activities, (ii) the jurisdiction in which such item of Registered IP has been registered or filed, and (iii) the applicable registration or serial number.
(b)Inbound Licenses.  Part 2.5(b) of the Disclosure Schedule completely and accurately identifies each Transferred Contract pursuant to which any CGM IP is or has been licensed, sold, assigned, or otherwise conveyed or provided to Seller or any Seller Affiliate.
(c)Outbound Licenses.  Part 2.5(c) of the Disclosure Schedule completely and accurately identifies each Transferred Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any CGM IP.  No member of the Seller Group is bound by, and no CGM IP is subject to, any Transferred Contract that materially restricts the ability of the Seller Group to use, exploit, assert, or enforce any CGM IP anywhere in the world.
(d)Ownership Free and Clear.  The Seller Group exclusively owns all right, title, and interest to and in any CGM IP (other than Intellectual Property licensed to Seller or a Seller Affiliate, as identified in, or excluded from listing in, Part 2.5(b) of the Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted in the Ordinary Course of Business) (the “Owned CGM IP”).
(e)Third-Party Infringement of CGM IP.  To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Owned CGM IP.
(f)Infringement Claims.  Except as set forth on Part 2.4(g) of the Disclosure Schedule, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the Sellers Knowledge, threatened against the Seller or any Seller Affiliate, in each case, relating to the CGM Activities. No member of the Seller Group has received any written notice (or to Seller’s Knowledge, other communication) relating to any actual or alleged infringement, misappropriation, or violation by any member of the Seller Group in conducting the CGM Activities, of any Intellectual Property of another Person.
(g)Data Privacy and Information Security.
(i)The Seller Group has since the Reference Date, complied in all material respects with all applicable (A) Privacy Laws, (B) terms of any Contract by which any entity within the Seller Group is bound relating to privacy, information security, or Processing of Sensitive Data (including without limitation, data processing agreements, information security schedules, and data transfer agreements), (C) Privacy Policies in each case with respect to the operation of the CGM Activities, (collectively, the “Privacy Requirements”).

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(ii)The Seller Group has sufficient rights and authority, including without limitation under applicable Privacy Requirements, to permit the Processing of Personal Data by or for the Seller Group as currently conducted.
(iii)To the extent required under applicable Privacy Law, the Seller Group has: (i) provided adequate notice and obtained all necessary consents, in each case, as required for its Processing of Personal Data under applicable Privacy Requirements; and (ii) has honored applicable opt-outs. The Seller Group represents that it has not knowingly or intentionally deleted any Sensitive Data (including sales leads, prospects, etc.) from the Purchased Assets prior to the Closing Date.
(iv)To Seller’s Knowledge, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor the disclosure or transfer of Sensitive Data to the Purchaser Parties in connection with the transactions contemplated by this Agreement, will violate any Privacy Requirements.
(v)There is not, and has not been since the Reference Date, any Proceeding, Order or Contract with any Governmental Body or other Person or other written allegation (or to Seller’s Knowledge, other communication) involving the Seller Group which materially restricts, impairs, encumbers, hinders, or imposes requirements in connection with, its Processing of any Personal Data. There is not, and has not been since the Reference Date, any Proceeding or other written allegation (or to Seller’s Knowledge, other communication)  involving the Seller Group by any Governmental Body or other Person relating to the Seller Group’s privacy or data security practices, the security of any Sensitive Data or Transferred Seller IT Systems or the Processing of Sensitive Data.
(h)Information Security.
(i)The Transferred Seller IT Systems are, to Seller’s Knowledge, in good working condition and are sufficient for the operation of the CGM Activities as currently conducted. To Seller’s Knowledge, the Seller Group has not experienced any material disruption to, or material interruption in, the conduct of their business attributable, in whole or in part, to a defect, error, interruption or other failure or deficiency of the Transferred Seller IT Systems.
(ii)The Seller Group has implemented, maintained, and complied with written information security policies and procedures reasonably designed to protect the confidentiality, availability, security, and integrity of the Transferred Seller IT Systems and Sensitive Data and to comply in all material respects with applicable Privacy Requirements.
(iii)To Seller’s Knowledge, since the Reference Date, the Seller Group has not experienced a Security Incident. The Seller Group has not received any written claim or notice (or to Seller’s Knowledge, other communication) from any Person, Governmental Body, or other third party that a Security Incident may have occurred or is being investigated.
(iv)Since the Reference Date, the Seller Group has taken and, if applicable, is currently taking prompt, commercially reasonable actions in response to material risks, threats, and vulnerabilities identified in assessments, scans, penetration tests, or other analyses related to the Seller Group or the Seller IT Systems or about which the Seller Group is otherwise aware. To Seller’s Knowledge, Transferred Seller IT Systems are free from malicious code and the Seller Group has not identified and is

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

not otherwise aware of any currently un-remediated security vulnerabilities classified as “critical” or “high” (or of similarly significant risk) affecting the Transferred Seller IT Systems.
2.6Contracts.
(a)The Contracts listed on Schedule B include all Seller Contracts. Seller has delivered to Purchaser accurate and complete copies of all Transferred Contracts, including all amendments thereto.  Each Transferred Contract is a legal, valid and binding obligation of Seller or any Seller Affiliate and, to Seller’s Knowledge, each other party to such Transferred Contract, and is enforceable against Seller or any Seller Affiliate and, to Seller’s Knowledge, each such other party in accordance with its terms, except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).
(b)Except as set forth in Part 2.6(b) of the Disclosure Schedule, (i) Seller or the Seller Affiliate, as applicable, has not violated or breached, or declared or committed any default under, any Transferred Contract; (ii) to Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (1) result in a violation or breach of any of the provisions of any Transferred Contract, (2) give any Person the right to declare a default or exercise any remedy under any Transferred Contract, (3) give any Person the right to accelerate the maturity or performance of any Transferred Contract, or (4) give any Person the right to cancel, terminate or modify any Transferred Contract; (iii) neither Seller nor any Seller Affiliate has received any written notice or, to Seller’s Knowledge, other communication regarding any violation or breach of, or default under, any Transferred Contract; and (iv) neither Seller nor any Seller Affiliate has waived any right under any Transferred Contract.
(c)To Seller’s Knowledge, the performance of the Transferred Contracts in accordance with their terms will not result in any violation of or failure to comply with any applicable Law.
(d)Except as set forth on Part 2.6(d) on the Disclosure Schedule, the Purchased Assets, Transferred Contracts and CGM IP collectively constitute all of the assets and Contracts necessary to enable Purchaser to conduct the CGM Activities in substantially the same the manner in which it is currently being conducted.
2.7Compliance with Law.  Except as set forth in Part 2.6 of the Disclosure Schedule: (a) Seller and each Seller Affiliate is in compliance, with, and has within the last five (5) years been in compliance with all Laws that is or was applicable to the conduct of the CGM Activities or the ownership or use of any of the Purchased Assets, except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the CGM Activities; (b) to Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seller or any Seller Affiliate of, or a failure on the part of Seller or any Seller Affiliate to materially comply with, any Law with respect to the CGM Activities or the Purchased Assets; and (c) neither Seller nor any Seller Affiliate has received, at any time within the last three (3) years, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person asserting that Seller, the Purchased Assets or the CGM Activities are not in compliance with any Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the CGM Activities.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

2.8Environmental Matters.  Seller and each of the Seller Affiliates, in respect of the CGM Activities, the Purchased Assets, and the Assumed Liabilities, is and has been for the last three (3) years in material compliance with all Environmental Laws applicable to the CGM Activities, including possession of, and the compliance with, all material permits required under applicable Environmental Laws and has not received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person alleging any violation of any Environmental Law in respect of the CGM Activities.
2.9Governmental Authorizations.  Part 2.9 of the Disclosure Schedule identifies each Governmental Authorization that is held by Seller and/or any Seller Affiliate that is used in the CGM Activities or that is required under any Transferred Contract.  Seller has delivered to Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.9 of the Disclosure Schedule, including all renewals thereof and all amendments thereto.  Each Governmental Authorization identified or required to be identified in Part 2.9 of the Disclosure Schedule is valid and in full force and effect and no action or claim is pending or, to Seller’s Knowledge, threatened to revoke, suspend, adversely modify or terminate any such Governmental Authorization or declare any such Governmental Authorization invalid. Each member of the Seller Group is and has at all times in the last three (3) years been in compliance with the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.8 of the Disclosure Schedule, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the CGM Activities. No member of the Seller Group has received any written notice (or to Seller’s Knowledge, oral notice) that it is in violation of any of the terms or conditions of such Governmental Authorization. Within the last five (5) years, Seller has not received any written notice (or to Seller’s Knowledge, oral notice) with respect to any failure by Seller to have any Governmental Authorization required for the conduct or operation of the CGM Activities.  To Seller’s Knowledge, the Governmental Authorizations identified in Part 2.8 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary to enable the Seller Group to conduct the CGM Activities in substantially the same manner in which such business is being conducted.
2.10Affiliate Transactions.  Except as identified on Part 2.10 of the Disclosure Schedule, no Affiliate, director, officer, employee or consultant of the Seller Group (a) has or has had any financial interest or ownership in any Purchased Asset or any asset, right or property (tangible or intangible) related to or used in the CGM Activities, (b) to Seller’s Knowledge, has any claim or cause of action against the Seller Group related to the CGM Activities or any Purchased Asset or (c) is a party to any Contract, transaction, arrangement or course of dealing with Seller related to the CGM Activities or any Purchased Asset.
2.11Proceedings; Orders.  Except as identified in Part 2.11 of the Disclosure Schedule, there is no pending Proceeding pending and, to Seller’s Knowledge, no Person has threatened to commence any Proceeding related to the operations or conduct by Seller of the CGM Activities or the Purchased Assets. There are no outstanding or, to Seller’s Knowledge, pending, Orders to which the CGM Activities, or any of the Purchased Assets, is subject.
2.12Non-Contravention; Consents.  Except as set forth in Part 2.12 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

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(a)contravene, conflict with or result in any violation of (i) any of the provisions of any member of the Seller Group’s organizational documents, or (ii) any resolution adopted by any member of the Seller Group’s board of directors or similar governing body, including any committee thereof;
(b)violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Body to which any member of the Seller Group, the CGM Activities or any Purchased Asset are subject;
(c)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Transferred Contract, except as is not and would not reasonably be expected to be, individually or in the aggregate, be material to the CGM Activities;
(d)give any Person the right to (i) declare a default or exercise any remedy under any Transferred Contract, (ii) accelerate the maturity or performance of any Transferred Contract, or (iii) cancel, terminate or modify any Transferred Contract; or
(e)result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

Except as set forth in Part 2.12 of the Disclosure Schedule, neither Seller nor any Seller Affiliate party to any Local Purchase Agreement is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the transfer of any Transferred Contract to Purchaser, the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.13Brokers and Finders.  Except as set forth in Part 2.13 of the Disclosure Schedule, the Seller Group has not agreed and will not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
2.14Tax Matters.  All of the Tax Returns required to be filed by Seller or an applicable Seller Affiliate that relate in whole or in part to the CGM Activities or the Purchased Assets have been timely filed with the appropriate Governmental Body and (a) all such Tax Returns are true, complete and correct in all material respects, and (b) all Taxes required to be paid by Seller or an applicable Seller Affiliate with respect to the CGM Activities or the Purchased Assets (whether or not shown on any Tax Return) have been timely paid in full. Neither Seller nor any Seller Affiliate has received any notice of audit, procedure, proceeding or contest, and is not undergoing any audit, procedure, proceeding or contest, of Tax Returns or Taxes relating to the CGM Activities or the Purchased Assets and has never received any notice of deficiency or assessment from any taxing authority with respect to any Liability for Taxes relating to the CGM Activities or the Purchased Assets which has not been fully paid or finally settled. None of the Purchased Assets or Assumed Liabilities represent prepaid amounts or deferred revenues of Seller or any Seller Affiliate the recognition of which is (or would be in the absence of the Transactions) deferred for income tax purposes to any taxable period or portion thereof after the Initial Closing. Seller and each applicable Seller Affiliate has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld all amounts required by Law to be withheld from the wages or salaries of employees relating to the CGM Activities. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for (i) the filing of any income or other

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

material Tax Return with respect to the Purchased Assets or the CGM Activities, (ii) the assessment or collection of any Tax by any relevant Governmental Body with respect to the Purchased Assets or the CGM Activities or (iii) the payment of any Tax by Seller or any Seller Affiliate with respect to the Purchased Assets or the CGM Activities.  None of the Purchased Assets constitute (i) a United States real property interest as such term is defined in Treas. Reg. Section 1.897-1(c), (ii) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (iii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iv) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (v) property that is subject to Section 168(g)(1)(A) of the Code, (vi) property that is subject to a “section 467 rental agreement” as defined in Section 467 of the Code or (vii) an interest in an entity or arrangement classified as a trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income Tax purposes.  There are no Encumbrances for Taxes on any of the Purchased Assets, other than Encumbrances for Taxes not yet due and payable. No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election or consent to a change a method of accounting, has been requested from, entered into with or issued by any Governmental Body with respect to the Purchased Assets or the CGM Activities.

2.15Financial Information and Absence of Changes.
(a)Part 2.15 of the Disclosure Schedule sets forth a balance sheet reflecting the “Purchased Assets”, “Assumed Liabilities”, and “Net Book Value” as of and for the 9 month period ended September 30, 2025 (the “Financial Statements”). The Financial Statements present, in all material respects, the CGM Activities, the “Purchased Assets”, “Assumed Liabilities” and “Net Book Value” as of the respective dates thereof or the periods then ended (in each case, subject to the absence of normal year-end adjustments and the absence of footnotes) and have been prepared in good faith and derived from the books and records of Seller, and such books and records of Seller have been prepared in accordance with the IFRS as consistently applied according to past practice and fairly present, in all material respects, the financial conditions of the CGM Activities as at the applicable reference date(s).
(b)Other than (i) as set forth in the Financial Statements; (ii) Liabilities incurred since January 1, 2025 in the Ordinary Course of Business; (iii) Liabilities that have been or will be incurred in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement or the other Transactional Agreements; and (iv) Liabilities that are not material to the CGM Activities, there are no Liabilities of the CGM Activities that are required to be reflected on a balance sheet prepared in accordance with the IFRS.
(c)Except as set forth on Part 2.15 of the Disclosure Schedule, since September 30, 2025, no member of the Seller Group has taken any of the following actions with regard to the CGM Activities or the Purchased Assets, except with prior written consent from Purchaser or as otherwise required to consummate the transactions contemplated by the Transactional Agreements:
(i)adopted any employment or severance agreement for the benefit of any employee, materially increased the compensation or fringe benefits of, or materially modified the employment terms of any employee in excess of [***], or paid any benefit not required by the terms in effect on Reference Date of any existing benefit plan or other employee benefit plan, program or policy or employment agreement;

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(ii)sold, leased, licensed or disposed of any Purchased Asset;
(iii)acquired any material asset in excess of [***];
(iv)terminated (except pursuant to its terms) or materially modified or amended any Transferred Contract;
(v)mortgaged or pledged or subjected any Purchased Asset to an Encumbrance;
(vi)changed any accounting methods, principles or practices, except insofar as may be required by a change in IFRS or to comply with the Seller Group’s accounting principles or policies;
(vii)canceled or compromised any debt or claim or waived or released any rights in excess of [***]; or
(viii)agreed to take any of the foregoing actions.
2.16Equipment.  All Transferred Equipment whether or not reflected in the Financial Statements, is in good operating condition and repair, ordinary wear and tear excepted, is maintained in accordance with commercially reasonable industry practices, and is suitable in all material respects for the purposes for which it is presently used.
2.17Lease.  Seller has made available true and complete list of all leases pursuant to which the Seller Group leases for the CGM Activities any personal property or real property.  The Seller Group has the legal right to use or occupy, as applicable, each personal or real property rented to the Seller Group upon the terms and conditions of the lease agreements. Each lease is a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, of each other party thereto, and is enforceable (subject to the General Enforceability Exceptions) and in full force and effect with respect to Seller, and, to Seller’s Knowledge, with respect to each other party thereto. Such leased properties are suitable to perform the activities that are currently performed therein under applicable Laws, except in cases that would not be material to the CGM Activities.
2.18Employment Matters.
(a)Except as forth on Part 2.18 of the Disclosure Schedule, no member of the Seller Group is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the CGM Employees.  There is no organizing activity involving the Seller Group pending or, to Seller’s Knowledge, threatened by any labor organization or group of CGM Employees.
(b)There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to Seller’s Knowledge, threatened by or on behalf of any CGM Employee or group of CGM Employees of the Seller Group or independent contractor or agent who provide services for the CGM Activities.

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(c)For the last three (3) years, Seller has complied in all material respects with its labor, social security and health and safety obligations under applicable Law and/or pursuant to applicable collective bargaining agreement, collective agreements or the individual contracts entered into with the CGM Employees of the Seller Group.
(d)There are no demands, complaints, charges, requirements or claims against the Seller Group pending or, to Seller’s Knowledge, threatened that could be brought or filed, with any Governmental Body (including employment courts and employment inspectorate) based on, arising out of, in connection with or otherwise relating to the employment, terms and conditions, social security and health and safety issues, thereof, termination of employment, or failure to employ by the Seller Group, of any individual in connection with the CGM Activities. Except as set forth on Part 2.18(c) of the Disclosure Schedule, the Seller Group is currently (and has been in the past five (5) years) in compliance with all applicable Laws relating to the employment of the CGM Employees as well as to any former employee who provided services to the CGM Activities within the last five (5) years, including but not limited to those related to wages (including minimum wages and overtime), hours, overtime compensation, misclassification, exempt and non-exempt status, equal employment opportunity, health and safety, immigration, collective bargaining, labor, temporary employees, whistleblowing, disability rights and benefits, equal opportunity and the payment and withholding of Taxes and other sums required to be withheld (including social security contributions and insurance premiums).  The Seller Group is up to date with the payment of all remuneration due to CGM Employees as well as with the payment of their respective social security contributions and payments. The Seller Group has no debts with the applicable social security systems and there are no deferrals, installments or similar granted by the social security.
(e)Part 2.18(e) of the Disclosure Schedule sets forth for each employee of Seller and its Affiliates that provide services primarily related to the CGM Activities, such [***]. There is no employee of Seller or any Seller Affiliate who devotes equal or greater than fifty percent (50%) of his/her working time to the CGM Activities who is not listed on Part 2.18(d) of the Disclosure Schedule.
(f)Part 2.18(f) of the Disclosure Schedule contains an accurate list of all Persons other than employees of Seller and the Seller Affiliates who provide services (other than general and administrative services) used in or primarily related to the CGM Activities for or on behalf of Seller or any Seller Affiliate, identifying such service providers name, the employing entity in the Seller Group and primary work location.
(g)Part 2.18(g) of the Disclosure Schedule sets forth each Seller Employee Plan. Seller has provided Purchaser with a complete and current copy of each written Seller Employee Plan and any amendments thereto, the most recently received IRS determination or opinion letter for each Seller Employee Plan (to the extent applicable), and a written description of each unwritten Seller Employee Plan. No CGM Employee might claim any benefit that is not included in the relevant Seller Employee Plan. The Seller Group is not vicariously nor jointly and severally liable for the U.S. Social Security obligations of any Transferred Employee. The Seller Group shall not have to assume any Liability and, in particular, relating to labor, wage and social security matters in respect of the employees’ service providers.
(h)Each Seller Employee Plan complies in all material respects in form, and in operation, and at all times has been administered in accordance with its terms and any applicable provisions of, ERISA, the Code, and all other applicable Laws, including in each European Territory, to the extent applicable, including those set forth in any collective bargaining agreement (as applicable).

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(i)There is no pending or, to Seller’s Knowledge, threatened legal action, proceedings, audit or investigation, other than routine claims for benefits, against or with respect to any Seller Employee Plan or with regards to any termination of CGM Employees or any claim for requalification of the relationship of any Person with Seller or any Seller Affiliate into an employment relationship and / or an hetero-organized relationship pursuant to Section 2 of Italian Legislative Decree 81/2015.  There are no Seller Employee Plans that provide medical, life, death or disability benefits (whether or not insured) for employees or former employees of Seller for periods extending beyond their retirement or other termination of service, other than (i) health plan continuation coverage described in Part 6 of Title I(B) of ERISA, or (ii) such benefits of which the full cost is borne by the current or former employee (or such employee’s beneficiary).
(j)Neither Seller nor any ERISA Affiliate sponsor, maintains, contributes to, or has any liability (actual or contingent), or at any time in the past six (6) years has sponsored, maintained, contributed to, or had any liability (actual or contingent) with respect to (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a “multiple employer plan” as described in Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, (3) a “defined benefit plan” as defined in Section 3(35) of ERISA or subject to Title IV of ERISA or (4) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 or 430 of the Code.
(k)With respect to each Seller Employee Plan presently maintained or contributed to by Seller that is intended to be qualified under Section 401(a) of the Code, each such Seller Employee Plan is so qualified under Section 401(a) of the Code, its related trust is tax-exempt under the Code, and there are no existing facts or circumstances that could reasonably be expected to adversely affect such Seller Employee Plan’s qualification under Section 401(a) and related sections of the Code or such related trust’s tax-exempt status.
(l)None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, or any termination of employment or service in connection therewith or subsequent thereto will, (i) result in any payment or benefit (including severance, retention payments, termination or change in control benefits, unemployment compensation (including any compensation to be borne by Seller different from those granted by any local social security system), post-contractual non-competition compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant of Seller or its Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant or Seller or its Affiliates, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by Seller, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Seller to any Person., provided, however, that the foregoing shall not apply to any severance payments payable under Seller’s severance pay plan in connection with any separations of employment that occur on or prior to the Initial Closing Date and for which Seller is solely responsible pursuant to Section 1.3 (Excluded Assets) and Section 8.7 (Employees and Related Matters).
(m)Each Seller Employee Plan that provides for nonqualified deferred compensation in accordance with Section 409A of the Code has been documented and operated in material compliance with the requirements of Section 409A of the Code and the underlying Treasury Regulations.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(n)Except as set forth on Part 2.18(m) of the Disclosure Schedule, the Seller Group is not party to any written or oral employment, retention, service or consulting agreement relating to any one or more CGM Employees.
(o)Except as set forth on Part 2.18(o) of the Disclosure Schedule, the services provided by each CGM Employee whose primary work location is in the U.S. is terminable without penalty at the will of the Seller Group.
(p)Part 2.18(p) of the Disclosure Schedule sets forth [***]. Except as for Part 2.18(p) of the Disclosure Schedule there are no individual or collective dismissal procedures in progress or planned and no CGM Employee is affected by any cause for fair dismissal nor have there been any collective dismissal that have affected CGM Employees or former CGM Employees of fifty year of age or older.
(q)The Seller Group is not a group of companies for employment purposes in accordance with local regulations and the Seller Group has fulfilled its obligations concerning any transfer of employees that might be qualified as a transfer of undertakings or of an autonomous business unit in accordance with local regulations.
(r)The Seller Group has complied in all material respects with its obligations towards equality and non-discrimination in accordance with applicable Law. No allegations of discrimination, sexual harassment, sexual harassment, misconduct or retaliation while employed by, or providing services to, the Seller Group have been made against any employee (in their capacity as such), and the Seller Group has not entered into any settlement agreement or conducted any investigation related to allegations of discrimination, sexual harassment, harassment, sexual misconduct or retaliation by or regarding any employee, former employee or other representative of the Seller Group (in their capacity as such).
2.19Accreditation.  Part 2.19 of the Disclosure Schedules sets forth an accurate and complete list of all accreditations and certifications held by the Seller Group in connection with its ownership and use of the (a) Specified Initial Assets (the “U.S. Accreditations”) and (b) Specified European Assets (the “European Accreditation” and together with the U.S. Accreditations, the “Accreditations”). All such Accreditations are in full force and effective as of the Agreement Date and as of the Initial Closing Date. Each member of the Seller Group is in compliance in all material respects with the Accreditations applicable to it, except as is not and would not reasonably be expected, individually or in the aggregate, to be material to the CGM Activities, and has not received any written or, to Seller’s Knowledge, other notice that it is in violation of any of the terms or conditions of such Accreditations.
2.20No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2 AND THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES, NEITHER THE SELLER, THE SELLER GROUP NOR ANY OTHER PERSON HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ABOUT OR PERTAINING TO THE PURCHASED ASSETS, THE SELLER, OR SELLER GROUP’S ASSETS OR LIABILITIES, INCLUDING (A) THE CONDITION (PHYSICAL OR OTHERWISE) OF ANY ASSETS, THE PRESENT OR FUTURE USE OF ANY ASSETS OR SUITABILITY FOR USE IN PURCHASER’S INTENDED USE OR OPERATION OF SUCH ASSETS, OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE PURCHASED ASSETS, (C) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES, OR (D) THE CONDITION OF THE PURCHASED ASSETS, INCLUDING COMPLIANCE WITH ANY LAWS. SELLER EXPRESSLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL IMPLIED WARRANTIES ARISING BY OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE (OTHER THAN AS EXPRESSLY PROVIDED HEREIN), QUIET ENJOYMENT, QUIET POSSESSION, OR CONDITION, QUALITY, OR SUITABILITY OF THE INVENTORY.

3.Representations and Warranties of the Purchaser Group.

The Purchaser Parties, jointly and severally, represent and warrant, to and for the benefit of Seller, as follows:

3.1Due Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Purchaser Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Purchaser and Purchaser Parent are each qualified, authorized, registered or licensed to do business as a foreign company in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and other assets requires it to be so qualified, licensed and in good standing, except for those jurisdictions where failure to be so qualified or in good standing (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) would not reasonably be expected to prevent or materially hinder or delay any of the Transactions or affect the ability of Purchaser Parent or Purchaser to timely perform its obligations under this Agreement or any of the Transactional Agreements.
3.2Authority; Binding Nature Of Agreements.  Purchaser Parent and Purchaser have all necessary power and authority to execute, deliver and perform this Agreement and to complete the transactions contemplated hereby and each member of the Purchaser Group has all corporate or similar power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each of the members of the Purchaser Group of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Purchaser Group.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser Parties, enforceable against the Purchaser Parties in accordance with its terms, subject to the General Enforceability Exceptions.  Upon the execution and delivery of the Transactional Agreements at the Applicable Closing Date, the Transactional Agreements will constitute the legal, valid and binding obligation of the Purchaser Parties, enforceable against each of Purchaser Parent and Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
3.3Non-Contravention; Consents.  Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(a)contravene, conflict with or result in a violation of (i) any of the provisions of Purchaser’s or Purchaser Parent’s certificate of incorporation or bylaws, or (ii) any resolution adopted by Purchaser’s and Purchaser Parent’s stockholders or board of directors, including any committee thereof;
(b)contravene, conflict with, or result in a breach of, constitute a default under, or create rights of acceleration, termination or cancellation under, any Contract to which either Purchaser or Purchaser Parent are a party or to which its properties or assets are subject; or
(c)contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which any of Purchaser or Purchaser Parent is subject.
3.4Brokers.  The Purchaser Parties has not agreed and will not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
3.5Required Filings and Consents. The execution, performance, and delivery of this Agreement and the Transactional Agreements, and the consummation of the transactions contemplated hereby and thereby, by the Purchaser Group do not require any material consent, approval, notice or filing with, by, or from any Person or Governmental Body that would reasonably be expected to prevent or materially delay the Transactions or the ability of the Purchaser Group to timely perform their respective obligations under this Agreement.
3.6Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser Parties shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) has adequate capital to carry on its business. In connection with the transactions contemplated hereby, the Purchaser Parties has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
3.7Employment Offers. Purchaser has made conditional offers of employment, effective as of the Closing Date, to each of the individuals listed on Schedule 3.7, subject only to the satisfaction of customary pre-employment conditions, and to the Purchaser’s Knowledge, each such employee has accepted such offer of employment.
3.8No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3 AND THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES, (I) NEITHER THE PURCHASER PARTIES, THE OTHER MEMBERS OF THE PURCHASER GROUP NOR ANY OTHER PERSON HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ABOUT OR PERTAINING TO, AND EXPRESSLY, ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE SELLER GROUP BY OR ON BEHALF OF PURCHASER PARTIES IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, OR THE CGM ACTIVITIES, AND THE PURCHASER PARTIES ARE

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

NOT RELYING ON ANY REPRESENTATION OR WARRANTY EXCEPT FOR THOSE EXPRESSLY SET FORTH IN SECTION 2 OF THIS AGREEMENT (II) THE PURCHASER PARTIES HEREBY EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES.

4.Pre-Closing Covenants.
4.1Access and Investigation.  At all times during the Pre-Closing Period, Seller shall, and shall cause each of the Seller Affiliates and each of their respective Representatives to, at the reasonable request of the Purchaser Group and during normal business hours: (a) provide the Purchaser Group and their respective Representatives with access to and copies of all existing Books and Records, work papers and other documents and information, in each case, relating to the CGM Activities and the Purchased Assets and (b) provide the Purchaser Group and their respective Representatives with such additional financial, operating and other data and information relating to the CGM Activities as Purchaser may reasonably request in good faith.
4.2Operation of CGM Activities.
(a)Except as set forth on Schedule 4.2 of the Disclosure Schedule, as required by applicable Law, as otherwise required under this Agreement or any other Transactional Agreement, or as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller shall, and it shall cause the Seller Affiliates to:
(i)operate and conduct the CGM Activities in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement in all material respects;
(ii)maintain its relationship with Seller’s suppliers, customers, licensors, licensees, employees, independent contractors, and other Persons having business relationships with the Seller that are material to CGM Activities; and
(iii)comply in all material respects with all Laws and contractual Liabilities applicable to the ownership of the Purchased Assets and the operation of the CGM Activities and pay all applicable Taxes with respect thereto when due and payable.
(b)During the Pre-Closing Period, Seller shall not, and shall cause the Seller Affiliates not to, without the prior written approval of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(i)sell, lease, license, or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell, lease, license, or otherwise transfer any interest in the Purchased Assets or the CGM Activities or any interest in or right relating to any such interest;
(ii)permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in the Purchased Assets or the CGM Activities to become subject, directly or indirectly, to any Encumbrance (other than Permitted Encumbrances);

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(iii)increase the compensation or other benefits arrangements of any of its employees;
(iv)terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) any Transferred Contract;
(v)enter into any Contract or transaction relating to the CGM Activities or the Purchased Assets or permit any of the Purchased Assets to become bound by any Contract outside of the Ordinary Course of Business;
(vi)incur, assume or otherwise become subject to any Liability with respect to the CGM Activities or the Purchased Assets, except for current liabilities of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with the Reference Balance Sheet incurred in the Ordinary Course of Business;
(vii)commence or settle any Proceeding relating to the CGM Activities or the Purchased Assets, except where such settlement or compromise does not (1) involve payments (contingent or otherwise) in excess of [***] in the aggregate that are not paid in full prior to the Closing, or (2) impose any material non-monetary restrictions, liabilities or obligations (unless such restrictions, liabilities and obligations are immaterial ordinary course terms typically included in the settlement or compromise of the applicable type of Proceeding) on the CGM Activities (or, following the Closing, the Purchaser Group) or Purchased Assets;
(viii)intentionally or materially reduce any aggregate Inventory levels outside of the Ordinary Course of Business;
(ix)intentionally accelerate or delay the delivery or sale of Products, except in the Ordinary Course of Business;
(x)make, revoke or change any Tax election or any method of Tax accounting, settle or compromise or enter into any contractual arrangement in respect of any Tax liability, file an amended Tax Return, enter into any closing agreement relating to any Tax, enter into any voluntary disclosure or similar program with respect to any Tax, agree to any extension of a statute of limitations with respect to any Tax or Tax Return, or surrender any right to claim a Tax refund, in each case, to the extent such action could reasonably be expected to adversely affect either (1) any Purchased Asset or the CGM Activities or (2) the Purchaser’s, or any applicable Purchaser Affiliate’s, ownership of the Purchased Assets or the CGM Activities after the Initial Closing;
(xi)agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 4.2(b).
4.3Filings and Consents.  Each Party shall use commercially reasonable efforts to ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, each Party and its Representatives reasonably cooperate with the other Party and its Representatives, and prepare and make available such documents and take such other actions, as such Party may request in good

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

faith, in connection with any filing, notice or Consent that such Party is required or elects to make, give or obtain.

4.4Notification.  During the Pre-Closing Period, each Party shall promptly notify the other Party in writing of: (a) the discovery of any event, condition, fact or circumstance that may cause or constitute a breach of any representation or warranty in this Agreement; (b) any breach of any covenant or obligation of such Party; and (c) any event, condition, fact or circumstance that may reasonably make the timely satisfaction of any of the conditions set forth in Section 5.1, Section 5.2 or under any Local Purchase Agreement impossible or unlikely.  No such notification shall be deemed to supplement or amend this Agreement, including for purposes of determining (x) the accuracy of any representation or warranty made by Seller or Purchaser, as applicable, in this Agreement or in each Seller Closing Certificate or (y) whether any of the conditions set forth in Section 5.1 or Section 5.2 has been satisfied.
4.5Exclusivity.  Seller shall ensure that, during the Pre-Closing Period, neither Seller nor any of its respective Representative or the Seller Affiliates, shall directly or indirectly:  (i) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction; (ii) participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than Purchaser) relating to any proposed Acquisition Transaction; or (iii) otherwise cooperate in any effort or attempt to make, implement or accept a proposal from any Person (other than Purchaser) relating to any Acquisition Transaction.  Other than in connection with this Agreement, Seller, any Representative thereof and Seller Affiliate shall cease any current discussions regarding any Acquisition Transaction and Seller will promptly notify Purchaser (in any event no later than 48 hours after receipt of any indication of interest or proposal) in the event that Seller receives any indication of interest or proposal concerning an Acquisition Transaction.
4.6Best Efforts.  During the Pre-Closing Period, each of the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable Best Efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement, the other Transactional Agreements (including the Local Purchase Agreements) and applicable Law to consummate the transactions contemplated hereby and thereby as soon as practicable after the date hereof, including using reasonable Best Efforts to cause the conditions set forth in Section 5.1 and Section 5.2 to be satisfied on a timely basis.
4.7Confidentiality.  From and after the date of this Agreement, each Party shall, and shall cause its controlled Affiliates and its and their respective to Representatives who have received Confidential Information to, treat and hold as confidential, and not disclose to any Person, any Confidential Information, and not to use any Confidential Information; provided, that each Party and their respective Affiliates shall be permitted to disclose any Confidential Information (a) to its financial, tax and legal advisors (each of whom is subject to an obligation of confidentiality no less restrictive than those contained herein), (b) to any Governmental Body or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed, and (c) to the extent necessary to pursue its rights under this Agreement or any Transactional Agreement. In the event that any of the foregoing Persons is requested or required by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law to disclose any Confidential Information, to the extent permitted by Law, such Party shall notify the other Party promptly of the request or requirement so that it may seek a protective order or waive compliance with the provisions of this Section 4.7.  If, in the absence of a protective order

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

or the receipt of a waiver hereunder, such Person is compelled to disclose any Confidential Information or else stand liable for contempt, such Person may disclose only that portion of such Confidential Information to which it is advised by its counsel to disclose and shall use commercially reasonable efforts, at its sole expense, to cause the recipient thereof to keep such information confidential. The Parties acknowledge that this Section 4.7 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

5.Conditions Precedent to the Closings.
5.1Conditions Precedent to Purchaser’s Obligations to each Applicable Closing. Purchaser’s (or the Purchaser Affiliate’s) obligation to purchase the Purchased Assets and to take the other actions required to be taken by Purchaser (or the Purchaser Affiliate) under this Agreement and as applicable, the Local Purchase Agreement, at each Applicable Closing, is subject to the satisfaction, at or prior to each Applicable Closing, of (x) each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing) and (y) as applicable to such Applicable Closing, each of the conditions set forth in the Local Purchase Agreement:
(a)Accuracy of Seller’s Representations.
(i)All of the Seller Fundamental Representations (as defined below) made by the Seller shall be true and correct in all respects as of the date of this Agreement, and shall be true and correct in all respects as of the Applicable Closing Date as if made at the Applicable Closing Date.
(ii)The other representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Applicable Closing Date as if made at the Applicable Closing Date.
(b)Performance of Seller’s Obligations. All of the covenants and obligations that Seller or that any member of the Seller Group is required to comply with or to perform under this Agreement or under any Local Purchase Agreement at or prior to the Applicable Closing (considered collectively), and each of said covenants and obligations, shall have been duly complied with and performed in all material respects.
(c)Consents.  Consent to (i) as of the Applicable Closing, the Tender Contracts applicable to the CGM Activities in such European Territory and (ii) as of the Initial Closing, the Contracts identified on Schedule 5.1(c), in each case, shall have been obtained as of the Applicable Closing Date and shall be in full force.
(d)No Material Adverse Effect.  There shall have been no Material Adverse Effect in the U.S. CGM Activities and/or the Purchased Assets since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such Material Adverse Effect.

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(e)Required Approvals.
(i)The Purchaser (and as applicable, the Purchaser Affiliates) shall have obtained all necessary Regulatory Approvals to accept the transfer and assignment of the Purchased Assets and to conduct the CGM Activities.
(ii)The Seller (and as applicable, the Seller Affiliates) shall have obtained all necessary Regulatory Approvals for the transfer and assignment of the Purchased Assets and as applicable, the conduct of the CGM Activities.
(f)No Proceedings or Restraints.  There shall not have been commenced or threatened, any Proceeding, temporary restraining order, preliminary or permanent injunction or other order that restricts or prevents the Closings from taking place as contemplated in this Agreement.
(g)No Prohibition.  Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), or cause the Purchaser Parties to suffer any adverse consequence, contravene or conflict with or result in a violation of any applicable Law or Order.
(h)Delivery of Consideration. Seller or the applicable Seller Affiliate shall have received the applicable Purchase Price referred to in Section 1.5(a) (Purchase Price).
(i)Additional Documents and Actions:
(i)On the Initial Closing Date, Seller shall deliver to Purchaser each of the Transactional Agreements required to be executed by Seller or the applicable Seller Affiliate and such agreements shall be in full force and effect as of each Applicable Closing Date;
(ii)On the first Applicable Closing Date, Seller shall deliver to Purchaser, the Transition Services Agreement, duly executed by Seller and such agreement shall be in full force and effect as of each Applicable Closing Date;
(iii)On the Initial Closing Date, Seller shall deliver to Purchaser, the Amended and Restated Existing Agreement, duly executed by Seller and such agreement shall be in full force and effect as of each Applicable Closing Date;
(iv)On the Initial Closing Date, to the extent not previously delivered to Purchaser, a duly executed certificate of non-foreign status from any member of the Seller Group that are U.S. persons within the meaning of the Code, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);
(v)Seller shall (or shall cause the applicable Seller Affiliate to) deliver to Purchaser all physical Transferred Books and Records, provided, that to the extent such Transferred Books and Records are maintained electronically, Seller will transmit such Transferred Books and Records electronically, at Purchaser’s expense;

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(vi)On each Applicable Closing Date, Seller shall (or shall cause the applicable Seller Affiliate) to prepare and deliver to Purchaser the Pre-Closing Balance Sheet and Pre-Closing Certificate in accordance with Section 1.5(b) (Adjustment to Purchase Price) as of each Applicable Closing Date; and
(vii)On each Applicable Closing Date, Seller shall (or shall cause the applicable Seller Affiliate to) deliver all of the applicable Purchased Assets, in the manner and form, and to the locations, reasonably specified by Purchaser or as applicable, the Purchaser Affiliates;
(viii)On each Applicable Closing Date, Seller shall execute and deliver to Purchaser a certificate, in form and substance satisfactory to Purchaser, dated as of the Applicable Closing Date, stating that the preconditions specified in Section 5.1(a), Section 5.1(b) and Section 5.1(d) have been satisfied as of the Applicable Closing Date (each a “Seller Closing Certificate”); and
(ix)On each Applicable Closing Date, Seller and PHC Holdings Corporation, a company organized under the laws of Japan, with its principal office and place of business at 2-38-5, Nishi-Shimbashi, Chiyoda-Ku, Tokyo, 100-0006 (the “Seller Parent”) shall execute and deliver to Purchaser (or its designated Affiliate) a release agreement, substantially in the form attached hereto as Exhibit C (each, a “Release”), pursuant to which Seller and Seller Parent, respectively, irrevocably and unconditionally release and discharge Purchaser, its Affiliates, and their respective Representatives from any and all claims, liabilities, and obligations relating to the Purchased Assets and the CGM Activities arising prior to such Applicable Closing Date, subject to Section 7 of this Agreement.
5.2Conditions Precedent to Seller’s Obligation to Applicable Closing.  Seller’s (or the Seller Affiliate’s) obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller (or the Seller Affiliate) under this Agreement and as applicable, the Local Purchase Agreement, at the Applicable Closing is subject to the satisfaction, at or prior to the Applicable Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):
(a)Accuracy of Purchaser’s Representations.
(i)All of the Purchaser Fundamental Representations (as defined below) made by the Purchaser Group shall be true and correct in all respects as of the date of this Agreement, and shall be true and correct in all respects as of the Applicable Closing Date as if made at the Applicable Closing Date.
(ii)The other representations and warranties made by the Purchaser Group in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Applicable Closing Date as if made at the Applicable Closing Date.
(b)Performance of Purchaser’s Obligations.
(i)Purchaser shall deliver to Seller each of the Transactional Agreements required to be executed by Purchaser or the applicable Purchaser Affiliate.

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(ii)On the first Applicable Closing Date, Purchaser shall deliver to Seller, the Transition Services Agreement, duly executed by Purchaser and such agreement shall be in full force and effect as of each Applicable Closing Date;
(iii)On the Initial Closing Date, Purchaser shall deliver to Seller, the Amended and Restated Existing Agreement, duly executed by Purchaser and such agreement shall be in full force and effect as of each Applicable Closing Date; and
(iv)All of the other covenants and obligations that Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Applicable Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.
(c)No Proceedings or Restraints.  There shall not have been commenced or threatened, any Proceeding, temporary restraining order, preliminary or permanent injunction or other order that restricts or prevents the Closings from taking place as contemplated in this Agreement.
(d)Delivery of Consideration. On the Applicable Closing Date, Purchaser or the applicable Purchaser Affiliate shall deliver, or cause to be delivered, the Purchase Price payable as of such Applicable Closing in accordance with Section 1.5(a) (Purchase Price) in cash, by wire transfer of immediately available funds and pursuant to the wire instructions provided by Seller; provided, however, that, with respect to the Initial Closing, the Purchaser shall deliver, or cause to be delivered, the Purchase Price payable as of the Initial Closing no later than [***] after the Initial Closing Date.
6.Termination.
6.1Termination Events.  This Agreement may be terminated prior to the Initial Closing, and after the Initial Closing, any Local Purchase Agreement may be terminated:
(a)by Purchaser if there is a material breach of any representation, warranty, covenant or obligation of Seller and such breach shall not have been cured within [***] after the delivery of written notice thereof to Seller to the extent such breach would cause the related condition precedent to Initial Closing not to be satisfied;
(b)by Seller if there is a material breach of any representation, warranty, covenant or obligation of Purchaser and such breach shall not have been cured within [***] after the delivery of written notice thereof to Purchaser to the extent such breach would cause the related condition precedent to Initial Closing not to be satisfied;
(c)by the mutual written consent of Purchaser and Seller if the Parties reasonably determine that the timely satisfaction of any condition set forth in Section 5.1, Section 5.2, or in any Local Purchase Agreement, has become impossible or impractical (other than as a result of any failure on the part of Purchaser or Seller, as applicable, to comply with or perform its covenants and obligations set forth in this Agreement);
(d)by Purchaser or Seller if the Initial Closing shall not have been consummated by [***]; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall

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not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Initial Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; or
(e)by the mutual written consent of Purchaser and Seller.
6.2Termination Procedures.  If Purchaser wishes to terminate this Agreement pursuant to Section 6.1(a), 6.1(c), or 6.1(d), Purchaser shall deliver to Seller a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement.  If Seller wishes to terminate this Agreement pursuant to Section 6.1(b), 6.1(c), or 6.1(d) Seller shall deliver to Purchaser a written notice stating that Seller is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.
6.3Effect Of Termination.  If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties shall terminate and become void and have no effect, and there shall be no liability or obligation on the part of any Party, its Affiliates or any of their respective Representatives under or with respect to this Agreement or any of the Transactional Agreements, except as set forth in this Section 6.3; provided, that in the event that the Initial Closing has occurred, the termination of any Local Purchase Agreement pursuant to Section 6.1 (Termination Events) shall only terminate the obligations of the Parties and their respective Affiliates with respect to such terminated Local Purchase Agreement, and in such case, there shall be no liability or obligation on the part of any Party, its Affiliates or any of their respective Representatives under and solely with respect to such terminated Local Purchase Agreement. In the event of the termination of this Agreement, (a) no Party shall be relieved of any obligation or other Liability arising from any breach by such Party of any provision of this Agreement; (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 4.7 (Confidentiality), Section 6.3 (Effect of Termination), Section 6.4 (Nonexclusivity of Termination Rights), and Section 9 (Miscellaneous Provisions).
6.4Nonexclusivity of Termination Rights.  The termination rights provided in Section 6.1 shall not be deemed to be exclusive.  Accordingly, the exercise by any Party of its right to terminate this Agreement pursuant to Section 6.1 (Termination Events) shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other applicable Law, at common law, in equity or otherwise).
7.INDEMNIFICATION, ETC.
7.1Survival of Representations and Covenants.
(a)Except as set forth in Section 7.1(c) below, the representations and warranties of the Parties shall expire fifteen (15) months after the last Applicable Closing Date (the “General Expiration Date”); provided, however, that if a Claim Notice relating to any such representation or warranty is given to an indemnifying party on or prior to the General Expiration Date, then, notwithstanding anything to the contrary contained in this Section 7.1, such representation or warranty shall not so expire, but rather shall remain in full force and effect, only as it relates to such open claim, until such time as each claim made prior to the General Expiration Date (including any indemnification claim asserted by any Purchaser Indemnitee under Section 7.2 (Indemnification by Seller) or by any Seller Indemnitee under Section 7.3

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(Indemnification by Purchaser Parties)) that is based directly upon, or that relates directly to, any breach or alleged breach of such representation or warranty has been fully and finally resolved (such time period, the “General Open Claim Period”).  For the avoidance of doubt, no Party may submit a Claim Notice after the General Expiration Date during the General Open Claim Period alleging any new breach of such representation or warranty. The agreements, covenants and other obligations of the Parties shall survive the Applicable Closing in accordance with their respective terms.
(b)The rights and remedies of each Party with respect to any breach of any representations, warranties, covenants and obligations of the other Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of any such Party, its Affiliates or any its Representatives.
(c)Subject to Section 7.1(d), the representations and warranties set forth in (i) Sections 2.1 (Due Organization), Section 2.2 (Authority; Binding Nature of Agreements), Section 2.3(a) (Title to Purchased Assets), Section 2.12(a) (Non-Contravention), and Section 2.13 (Brokers & Finders) (collectively, the “Seller Fundamental Representations”) and (ii) Section 3.1 (Authority; Binding Nature of Agreements), Section 3.5 (Brokers), and Section 3.7 (Sufficiency of Funds) (collectively, the “Purchaser Fundamental Representations”) shall expire on the date that is [***] after the applicable statute of limitations for such representations and warranties expires (the “Fundamental Representation Expiration Date”); provided, however, that if a Claim Notice relating to any Seller Fundamental Representation or Purchaser Fundamental Representation is given to the other Party on or prior to the Fundamental Representation Expiration Date, then, notwithstanding anything to the contrary contained in this Section 7.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect only as it relates to such claim until such time as each claim made prior to the Fundamental Representation Expiration Date (including any indemnification claim asserted by any Purchaser Indemnitee under Section 7.2 (Indemnification by Seller) or any Seller Indemnitee under Section 7.3 (Indemnification by Purchaser Parties)) that is based directly or indirectly upon, or that relates directly or indirectly to, any breach of such representation or warranty has been fully and finally resolved (such time period, the “Fundamental Open Claim Period”). For the avoidance of doubt, no Party may submit a Claim Notice after the Fundamental Representation Expiration Date during the Fundamental Open Claim Period alleging any new breach of such representation or warranty.
(d)Notwithstanding anything to the contrary contained in Section 7.1(a) and Section 7.1(c), if there is any Fraud, then such representation or warranty shall not expire, but rather shall remain in full force and effect for an unlimited period of time (regardless of whether any Claim Notice relating to such representation or warranty is ever given).
(e)It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.
7.2Indemnification by Seller. Subject to the limitations set forth in this Agreement, Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall

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compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject during any applicable period of time during which claims for indemnification may be made hereunder (regardless of whether or not such Damages relate to any Third-Party Indemnifiable Claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(a)any breach of any representation or warranty made by the Seller Group in any Transactional Agreements, including for the avoidance of doubt, under any Local Purchase Agreement (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty) (“Seller Warranty Breach”);
(b)any breach of any covenant or obligation of any member of the Seller Group contained in any of the Transactional Agreements, including for the avoidance of doubt, under any Local Purchase Agreement;
(c)any breach of any covenant or obligation of any member of the Seller Group contained in the Transition Services Agreement;
(d)any Excluded Liability, of the Seller Group, including any Excluded Asset, Excluded Liability, including the Excluded Taxes, Excluded Employee Liabilities and Tender Liabilities; provided, that Seller’s responsibility for Excluded Taxes shall not include (i) any Taxes resulting from Purchaser’s failure to timely file any Tax Return required after the Applicable Closing Date or (ii) any Taxes arising from any Tax election, accounting method change, amendment or other action taken by Purchaser or any Purchaser Affiliate after the Applicable Closing Date;
(e)any Fraud, willful misconduct or gross negligence by any member of the Seller Group in connection with any Transactional Agreement, the Transition Services Agreement and the transactions contemplated hereby or thereby.
7.3Indemnification by Purchaser Parties.  Subject to the limitations set forth in this Agreement, the Purchaser Parties shall hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject during any applicable period of time during which claims for indemnification may be made hereunder (regardless of whether or not such Damages relate to any Third-Party Indemnifiable Claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:
(a)any breach of any representation or warranty made by the Purchaser Group under any Transactional Agreement (“Purchaser Warranty Breach”);
(b)any breach of any covenant or obligation of any member of the Purchaser Group contained in any Transactional Agreement, including for the avoidance of doubt, under any Local Purchase Agreement;

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(c)any breach of any covenant or obligation of any member of the Purchaser Group contained in the Transition Services Agreement;
(d)any Assumed Liability; and
(e)any Fraud, willful misconduct or gross negligence by Purchaser Group in connection with any Transactional Agreement, the Transition Services Agreement and the transactions contemplated hereby or thereby.
7.4Limitations on Indemnification.
(a)Seller will not have any indemnification obligations under Section 7.2(a) and the Purchaser Parties will not have any indemnification obligations under Section 7.3(a) (Indemnification by Purchaser Parties) attributable to a single claim or all claims arising from the same or substantially related facts, events or circumstances: unless and until the aggregate amount of Damages sustained by the Purchaser Indemnitee or Seller Indemnitee with respect to Seller Warranty Breach or Purchaser Warranty Breach, as applicable, exceeds [***] (the “Threshold Amount”) at which point such Party will be liable to provide indemnification for all such Damages including those comprising the Threshold Amount up to a maximum of [***] (collectively, the “General Cap”); provided, however, that (i) the Threshold Amount shall not apply to Damages arising out of Fraud, Seller Fundamental Representations, Purchaser Fundamental Representations, or any indemnifiable matter set forth in Sections 7.2(b)-(e) or Sections 7.3(b)-(e) and any indemnification payments made with respect thereto will not be included in the determination of whether the Threshold Amount has been met and (ii) the General Cap shall not apply to Damages arising out of Fraud, Seller Fundamental Representations, Purchaser Fundamental Representations, or any indemnifiable matter set forth in Sections 7.2(b)-(e) or Sections 7.3(b)-(e) and any indemnification payments made with respect thereto will not be included in the determination of whether the General Cap has been met.
(b)Subject to Section 7.4(a), the aggregate amount of all Liabilities of any Indemnifying Party under this Agreement shall not exceed [***] (the “Transaction Cap”); provided, however, that the Transaction Cap shall not apply to Damages arising out or relating to (i) any Fraud, willful misconduct, or gross negligence by the Seller Group or Purchaser Group in connection with this Agreement, any other Transactional Agreement or the Transition Services Agreement, (ii) Excluded Taxes, (iii) Excluded Employee Liabilities, (iv) Tender Liabilities, (v) any post-Closing breach of any covenant or obligation of any member the Seller Group or Purchaser Group expressly set forth in this Agreement or any other Transactional Agreement, (vi) any unauthorized commitment made by Seller or any of its Affiliates, Representatives or employees in violation of clause (c) of Schedule B to the Transition Services Agreement (to the extent the Transition Services Agreement is duly executed by the Seller and Purchaser after the Initial Closing), (vii) any action taken by Seller or its employees under the Transition Services Agreement at the express written consent or written direction of Purchaser in connection with the performance of Seller’s services under the Transition Services Agreement without prior written consent by Purchaser, but only if such prior written consent is expressly required by the terms and conditions of the Transition Services Agreement (to the extent the Transition Services Agreement is duly executed by the Seller and Purchaser after the Initial Closing), and (viii) [***] pursuant to the applicable terms and conditions of the Existing Agreement as in effect as of immediately prior to the Initial Closing (which for clarity shall be subject to the limitations of liability expressly set forth in the Existing Agreement as in effect as of immediately prior to the Initial Closing), and any indemnification payments made with respect to the

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matters set forth in the foregoing clauses (i) through (viii) will not be included in the determination of whether the Transaction Cap has been met with respect to any Indemnifying Party. For the avoidance of doubt, there shall be no cap or limit to the recovery of Damages by (1) the Purchaser Indemnitees, or (2) the Seller Indemnitees, in each case, that arise directly or indirectly from or as a direct or indirect result of the items set forth in the foregoing clauses (i) through (viii) (as applicable).  For the avoidance of doubt, Seller Indemnitees shall have no liability for product performance, product defects, medical outcomes, or similar items relating to Products under the Transition Services Agreement.
(c)Any Damages payable by an Indemnifying Party for indemnification under Section 7.2 (Indemnification by Seller) or Section 7.3 (Indemnification by Purchaser Parties) of this Agreement shall be calculated without duplication. No Indemnified Party (defined below) shall be entitled to recover the same Damages more than once, whether arising from the same set of facts constituting a breach of more than one representation, warranty, covenant or agreement, under more than one provision of this Agreement, or under any other theory or remedy.
(d)The amount of any Damages payable by an Indemnifying Party under Section 7.2 (Indemnification by Seller) or Section 7.3 (Indemnification by Purchaser Parties) of this Agreement shall be calculated net of (and reduced by) the amount of any insurance proceeds, indemnification or contribution payments or other similar reimbursements actually received by the Indemnified Party from third parties (other than Purchaser and the Purchaser Affiliates and Seller and the Seller Affiliates, as applicable) in respect of such Damages. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro- premium adjustments resulting from such recovery); provided, that except for the following sentence, nothing in this Section 7.4(c) shall be construed as or give rise to an obligation to seek any such insurance, indemnification or reimbursement. If any Indemnified Party receives any such insurance proceeds, indemnification or contribution payments or reimbursements from third parties (other than Purchaser and the Purchaser Affiliates and Seller and the Seller Affiliates, as applicable) with respect to any Damages for which it has already received an indemnification payment hereunder, it shall promptly pay an amount equal to the portion of the indemnification payment for which it received such a third party recovery (net of any costs or expenses incurred in obtaining such recovery, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery) to the Indemnifying Party as soon as practicable but in any event no later than [***] of the receipt thereof.
(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages; provided, however, that nothing contained herein shall limit indemnification for any such punitive damages to the extent actually awarded to a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of any of the foregoing with respect to a Third-Party Indemnifiable Claim.
(f)Each Indemnified Party shall take reasonable steps to mitigate any Damages in a manner consistent with the common law doctrine of mitigation of damages after becoming aware of any event which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.
7.5Exclusivity of Indemnification Remedies.  Each of the Parties agree that, except for such equitable remedies as may be available to enforce the covenants and agreements of the Parties that by their

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terms are to be performed and complied with after the Applicable Closing Date, following the Applicable Closing Date (including under any Local Purchase Agreement) the indemnification provisions in this Section 7 shall be the sole and exclusive legal remedy of such party for any and all claims against the other Parties and their respective Affiliates for Damages under this Agreement, the other Transactional Agreements and the Transition Services Agreement; provided, however, that the foregoing sentence shall not be (x) deemed a waiver by any party of any right or remedy arising by reason of any claim based on any Fraud or (y) affect any rights or remedies under the Amended and Restated Existing Agreement.

7.6Indemnification Procedures.
(a)Notice of Claims.  Any indemnified party making a claim for indemnification pursuant to Section 7.2 (Indemnification by Seller) or Section 7.3 (Indemnification by Purchaser Parties) (as applicable, an “Indemnified Party”) must give Seller, in the case of a claim for Damages by a Purchaser Indemnitee, or Purchaser, in the case of a claim for Damages by a Seller Indemnitee (as applicable, the “Indemnifying Party”), written notice (a “Claim Notice”) of such claim describing such claim in reasonable detail and the nature and amount of such Damages to the extent that the nature and amount thereof are determinable at such time, promptly after the Indemnified Party receives any written notice of any Proceeding against or involving the Indemnified Party by a Third Party or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 7.2 (Indemnification by Seller) or Section 7.3, as the case may be, except to the extent that the defenses available to such Indemnifying Party are actually and materially prejudiced as a result thereof. Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects [***] after receipt by the Indemnifying Party of such Claim Notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing such claim (a “Notice of Dispute”). Upon receipt of any Notice of Dispute, both the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within [***] of the Indemnified Party receiving the Notice of Dispute from the Indemnifying Party. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such [***] period, the Indemnified Party and the Indemnifying Party may thereupon proceed to pursue any and all available remedies at Law. Notwithstanding anything to the contrary in this Section 7, Purchaser shall act on behalf of all Purchaser Indemnitees pursuant to this Section 7, and Seller shall act on behalf of all Seller Indemnitees pursuant to this Section 7.
(b)Control of Defense. Subject to the provisions of Section 7.6(a), in the event that an Indemnified Party becomes aware of a Third-Party proceeding (x) which constitutes a matter for which either an Indemnified Party is entitled to indemnification under Section 7.2 (Indemnification by Seller) or Section 7.3 (Indemnification by Purchaser Parties) or (y) if determined adversely to an Indemnified Party would provide a basis for a claim for indemnification under Section 7.2 (Indemnification by Seller) or Section 7.3 (Indemnification by Purchaser Parties) (each such claim, a “Third-Party Indemnifiable Claim”), with respect to the defense of such Third-Party Indemnifiable Claim, and subject to the limitations on settlement set forth in Section 7.6(c), the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Indemnifiable Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, reasonably satisfactory to Indemnified Party (which consent will not be unreasonably withheld, conditions, or delayed), and the Indemnified Party shall cooperate in good faith in such defense as long as (i) the Indemnifying Party notifies the Indemnified Party within [***] after the Indemnified Party has given notice of the Third-

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Party Indemnifiable Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response or other required pleading) that the Indemnifying Party is assuming the defense of such Third-Party Indemnifiable Claim, (ii) the Indemnifying Party conducts the defense of the Third-Party Indemnifiable Claim actively and in good faith and at its own cost and expense, and (iii) the Third-Party Indemnifiable Claim (1) does not involve injunctive, equitable or other non-monetary relief against the Indemnified Party, (2) is not one in which the Indemnified Party reasonably determines, after consultation with its counsel, that use of the counsel selected by the Indemnifying Party to represent the Indemnified Party would be reasonably likely to present such counsel with a conflict of interest, (3) does not involve monetary damages in excess of the General Cap applicable to such Indemnifying Party in respect of such Third-Party Indemnifiable Claim, (4) does not relate to or otherwise arise in connection with any Tax or criminal or regulatory Proceeding or any Proceeding by any Governmental Body, (5) is not one in which an adverse judgment would, in the good faith and reasonable judgment of the Indemnified Party, likely be materially adverse to the Indemnified Party’s or its Affiliates’ business, (6) does not contain an admission of wrongdoing or liability on behalf of any Indemnified Party, (7) does not provide that an Indemnified Party is required to (I) take or refrain from taking any material action that would, in the absence of taking or refraining to take such action, adversely affect such Indemnified Party, (II) acknowledge any material rights of the Person making the Third-Party Indemnifiable Claim that would adversely affect such Indemnified Party or (III) waive any material rights that such Indemnified Party may have against such Person making the Third-Party Indemnifiable Claim or (8) does not include a legally binding, unconditional and irrevocable full release of the Indemnified Party by the Person bringing such Third-Party Indemnifiable Claim from any obligations or liabilities it may have with respect to the Third-Party Indemnifiable Claim. If the Indemnifying Party does not notify the Indemnified Party within [***] after the receipt of the Claim Notice hereunder that it elects to undertake the defense thereof, the Indemnified Party may assume the defense of such Third-Party Indemnifiable Claim; provided, however, that the Indemnified Party may not settle, compromise or consent to any judgment with respect to such Third-Party Indemnifiable Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), and any settlement entered into without such consent shall not be determinative of the amount of Damages payable hereunder. The Indemnified Party may retain separate co-counsel at its sole cost and expense, except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel (subject to the applicable limitations of this Section 7, if any) (A) to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual conflict of interest or (B) during the pendency of such Third-Party Indemnifiable Claim, if the Indemnifying Party requests that the Indemnified Party, of the Indemnified Party is otherwise required to, participate in any aspect of such Third-Party Indemnifiable Claim.
(c)Settlement of Claims. The Indemnifying Party may not settle or compromise any Proceeding for which a Claim Notice has been provided in accordance with Section 7.6(a) without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed) and such written consent shall be deemed to have been given unless the Indemnified Party has objected within [***] after a written request for such consent by the Indemnifying Party.
7.7Tax Treatment of Indemnification Payments.  To the extent permitted by applicable Law, the Parties hereto agree to treat any indemnity payment made pursuant to this Section 7 as an adjustment to the Purchase Price for applicable Tax purposes.

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8.Additional agreements.
8.1Further Actions.  From and after the Initial Closing Date, Seller shall and shall use commercially reasonable efforts to cause the Seller Affiliates to, cooperate with Purchaser and any Purchaser Affiliate and Representatives and to take all actions necessary or appropriate to consummate the Transactions, including executing and delivering such documents and taking such other actions as reasonably requested by any Person or required by the applicable Governmental Body, for the purpose of evidencing the Transactions.  Without limiting the generality of the foregoing, each Party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after any Applicable Closing Date and which is the property of the other, including, for the avoidance of doubt, any payment or document received by Purchaser or Purchaser Affiliates after any Applicable Closing Date in respect of any Excluded Asset and any payment or document received by Seller or Seller Affiliates after any Applicable Closing Date in respect of any Purchased Asset. If, after any Applicable Closing Date, either Party or any of its Affiliates comes into possession, custody, or control of any Excluded Asset (in the case of Purchaser or any Purchaser Affiliate) or any Purchased Asset (in the case of Seller or any Seller Affiliate), such Party shall promptly notify the other Party thereof, segregate and hold such asset for the benefit of the rightful owner, and take all actions necessary or appropriate to transfer, assign, and deliver such asset to the rightful owner.
8.2Publicity. Without limiting the generality of anything contained in Section 4.7, the Parties will coordinate in good faith with respect to any public announcement, public release, or other public disclosure, whether written electronic, oral or otherwise (collectively, “Public Disclosures”) to the public regarding the existence of this Agreement, the terms hereof, the Transactions, or any other information relating to this Agreement shall be issued at such time and in such form as shall be mutually agreed upon between the Parties. Except as required by Law or the rules of any applicable stock exchange, each disclosing Party shall, to the extent legally permissible, (a) provide the non-disclosing Party with reasonable advance notice of each Public Disclosure or its subject matter and an opportunity to review and comment on such proposed Public Disclosure(s), and (b) obtain the prior written consent of the non-disclosing Party prior to each such Public Disclosure’s announcement or release of new information.
8.3Bulk Sales Requirements.  Each of the Parties waives compliance with any applicable bulk sales, bulk transfers or similar Laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions to the extent that the same may be applicable to the Transactions.  All Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities. Seller agrees to pay and discharge in due course and will indemnify and hold harmless the Purchaser Parties from and against all claims made by creditors of the Seller, including expenses and attorneys’ fees incurred by the Purchaser in defending against such claims.
8.4Access to Books and Records; Cooperation on Financial Statements.
(a)For a period of [***] after the Initial Closing, Seller shall, and shall cause its Affiliates to, upon written request, provide Purchaser with copies of or access to (as determined in the reasonable discretion of Seller) the relevant portion of any Books and Records, in each case, to the extent (i) relating to, held for use with or used in connection with the CGM Activities but which are not Transferred Books and Records and (ii) such Books and Records are in an Seller Affiliate’s or any of its Affiliates’ possession or control as of such time (such Books and Records, collectively, the “Commingled Books and

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Records”); provided, that (1) Seller shall not be required to provide copies of or access to any Commingled Books and Records to the extent prohibited by applicable Law or any Order of a Governmental Body of competent jurisdiction, (2) for the avoidance of doubt, Seller and any of its Affiliates shall be entitled to redact or remove any information in any Commingled Books and Records prior to providing copies or access to Purchaser under this Section 8.4(a) to the extent not relating to, held for use with or used in connection with the CGM Activities or relating to, held for use with or used in connection with an Excluded Asset or Excluded Liability, and (3) Purchaser shall comply with all applicable data protection Laws with respect to such copies or access and all confidentiality obligations hereunder.
(b)Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that Seller and its Affiliates shall be entitled to, in Seller’s sole discretion, (i) keep copies of any Transferred Books and Records for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or its Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality and restriction on use obligations hereunder, or (ii) redact or remove any information in any such Transferred Books and Records or any other documents or materials transferred to Purchaser as part of the Purchased Assets to the extent not relating to, held for use with or used in connection with the CGM Activities.
(c)From and after the Initial Closing, subject to, at the written request of Seller, [***] Purchaser shall comply with all applicable data protection Laws with respect to such copies or access and confidentiality obligations hereunder.
(d)During the period from the date of this Agreement until the later of (i) the [***] following the termination of the Transition Services Agreement in accordance with its terms or (ii) the termination of this Agreement in accordance with its terms, each Party shall, and shall cause its Affiliates to, (A) use Best Efforts to furnish other Party with financial and other information as promptly as reasonably practicable upon the requesting Party’s written request as may be reasonably necessary for the requesting Party to timely prepare any historical financial statements of the requesting Party or of the other Party (and their Affiliates) that are required (and to obtain any required audit of such financial statements by an independent registered public accounting firm) including, without limitation, a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the other Party and its subsidiaries giving effect to the transactions contemplated hereby that may be required under applicable Laws, including in the case of Purchaser, pursuant to Regulation S-X under the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder or the rules and regulations applicable to such Party, and (B) reasonably assist the requesting Party with the requesting Party’s preparation of such current and/or historical financial statement (and the audit thereof) and pro forma financial statements upon reasonable prior written notice and during normal business hours.
8.5Contract Matters.
(a)Restricted Material Contracts.
(i)If there are any Consents required for the sale, assignment, assumption, transfer, conveyance or delivery of any Transferred Contract that have not been obtained (or otherwise are not in full force and effect) as of the Applicable Closing, in the case of each Contract as to which such consents were not obtained (or otherwise are not in full force and effect) (other than a Tender Contract) (each a “Restricted Material Contract”), the applicable member of the Seller Group shall, at Purchaser’s

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

request, for a period of [***] following such Applicable Closing Date (the “Contract Cooperation Period”), use commercially reasonable efforts to seek to obtain any such Consents (including enforcement for the account of Purchaser of such rights against the other party thereto [***].
(ii)Purchaser may elect (by providing advance written notice to Seller at least [***] in advance of the end of the Contract Cooperation Period) to have the applicable member of the Seller Group continue to use commercially reasonable efforts to seek to obtain any such Consent to transfer such Restricted Material Contract for [***] period (the “Extended Cooperation Period”). [***].  Notwithstanding this Section 8.2(a), Seller and its Affiliates shall have no obligation to take any action that would constitute a breach of, default under, or give rise to any right of termination, modification or acceleration under, any Restricted Material Contract or applicable Law.
(iii)If and when the applicable Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained during the Contract Cooperation Period, the applicable member of the Seller Group shall promptly assign, transfer, convey and deliver such Restricted Material Contract to the Purchaser or its designee at no additional cost to Purchaser (except as expressly agreed to between the Seller and Purchaser in writing), and the Purchaser or its designee shall assume the obligations under such Restricted Material Contract assigned to the Purchaser or its designee from and after the date of assignment to the Purchaser pursuant to a special-purpose assignment and assumption agreement in form and substance reasonably acceptable to Purchaser, which special-purpose agreement the Seller and Purchaser (or their respective Affiliates) shall prepare, execute and deliver in good faith at the time of such transfer. If the applicable Consent is not obtained by the end of the Contract Cooperation Period (or Extended Cooperation Period, as applicable), Seller shall have no further obligation to seek such Consent or to continue any interim arrangement, and the Parties shall have no further obligations with respect to the applicable Restricted Material Contract under this Section 8.5 other than the obligations that expressly survive.
(b)Tender Contracts.
(i)Purchaser and Seller shall [***] incurred in connection with the preparation, submission, and processing of any filings, notifications, or applications required by any Governmental Body or other counterparty for Consent to the transfer, novation, or assignment of any Tender Contract entered into by Seller or any Seller Affiliate [***] to Purchaser or a Purchaser Affiliate (the “Existing Tender Contracts Consents”); provided, that [***] (the “New Tender Contract Consents”). The Existing Tender Contract Consents and New Tender Contracts Consents shall, together, constitute the “Tender Contracts Consents”; provided, further[***], unless otherwise expressly agreed to in writing by Seller and Purchaser pursuant to a separate written agreement; provided, further, [***].
(ii)For clarity, costs covered by this Section 8.2(b) shall not include (a) internal administrative costs of any Party or any of their respective Affiliates, (b) costs incurred solely due to a Party’s or their respective Affiliate’s breach of its obligations under any Tender Contract, or (c) any Liabilities arising from such breach.
(iii)Seller and Purchaser shall reimburse the other party for its allocation of such costs within [***] following receipt of an invoice and reasonable supporting documentation.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(iv)Purchaser and Seller, and their respective Affiliates, shall use commercially reasonable efforts to cooperate in good faith to complete filings and obtain any required consents or approvals under the Tender Contracts as promptly as practicable, including providing all necessary information and executing all required documents; provided, however, the Parties shall have no obligation to pursue any Tender Contract Consents [***].
(v)In addition to covenants and obligations of the Purchaser and Seller and their respective Affiliates under the Local Purchase Agreements, Purchaser and Seller shall and shall cause their respective Affiliates undertake to cooperate in good faith and use commercially reasonable efforts to obtain the Tender Contracts Consents and to jointly: (1) contact any Governmental Bodies and public contracting authorities as soon as practicable after the Initial Closing in order to verify any and all documentation and information required and/or appropriate for the obtainment of the Tender Contracts Consents; (2) formally notify the transfer of the applicable CGM Activities to such public contracting authorities (enclosing all the necessary and/or appropriate documentation and information) promptly after the Initial Closing Date and request the Tender Contracts Consents as soon as possible after the signing of this Agreement. Purchaser and Seller hereby acknowledge and agree that any period prior to the obtainment of the Tender Contracts Consents, the Tender Contracts shall be performed and fulfilled by Seller and/or the Seller Affiliates in good faith and in the Ordinary Course of Business consistent with past practice and in compliance with the provisions of the Transactional Agreements, the Transition Service Agreement and the Amended and Restated Existing Agreement.
(c)Later Discovered Seller Contracts. For a period [***] following each Applicable Closing Date, in the event that there are any Seller Contracts (other than Contracts that are Excluded Assets) that are primarily related to the CGM Activities which Seller or a Seller Affiliate are party to would have been transferred to Purchaser as part of this Agreement but for the fact that such Seller Contract was not discovered until after the Applicable Closing Date (each, a “Later Discovered Contract”), to the extent permitted under the terms and conditions of such Later Discovered Contract and applicable Law, Seller agrees to use commercially reasonable efforts to cooperate in assigning to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract at the reasonable request of Purchaser.
8.6Misallocated Assets.  In the event that either Seller or Purchaser becomes aware that (i) record or beneficial ownership or possession of any asset that is a Purchased Asset or should have been a Purchased Asset has not been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Applicable Closing, or that any Assumed Liability has not been assumed by Purchaser at the Applicable Closing, (ii) the parties mutually determine in good faith that an asset that primarily related to the CGM Activities and that is reasonably necessary for the continued operation of the CGM Activities has not been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Applicable Closing, or (iii) record or beneficial ownership or possession of any asset that is not a Purchased Asset has been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Applicable Closing, or that any Excluded Liability has been erroneously assumed by Purchaser at the Applicable Closing, then such party shall promptly notify the other party, and each of Seller and Purchaser shall thereafter reasonably cooperate to, as promptly as practicable, (1) sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) the relevant asset to, as the case may be, Purchaser or its designated Affiliate, or Seller or its designated Affiliate, or (2) cause the relevant

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Liability to be assumed by Purchaser or its designated Affiliate, or Seller or its designated Affiliate, as the case may be, in each case pursuant to this Agreement or any applicable Local Purchase Agreement.

8.7Employees and Related Matters.
(a)Transferred Employees.  The CGM Employees in the U.S. who accept employment with Purchaser or one of its Affiliates as of the Initial Closing shall be referred to herein as “U.S. Transferred Employees” and CGM Employees in the European Territory who accept employment with Purchaser or one of its Affiliates or whose employment is transferred to Purchaser or one of its Affiliates as of the Applicable Closing shall be referred herein as “European Transferred Employees” and collectively, the “Transferred Employees.”  The CGM Employees who do not accept employment, whose employment is not transferred to Purchaser or one of its Affiliates, or who are otherwise not classified as a Transferred Employee in accordance with the preceding sentence, and the other employees of Seller and its Affiliates shall be referred to collectively herein as “Non-Transferred Employees.” Neither Purchaser nor any of its Affiliates shall have any Liability with respect to any Non-Transferred Employee or former employee or retiree of Seller or any Seller Affiliate, regardless of when such Liability arises or occurred. Seller shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of the employees, former employees or retirees of Seller or any Seller Affiliate, including the Transferred Employees, related to or arising out of their employment with Seller or any Seller Affiliate prior to the Applicable Closing Date.  Seller and its Affiliates will make payments on or immediately prior to the Applicable Closing Date that constitute all ordinary course wage and other payment obligations to all Transferred Employees in accordance with normal payroll practices in the Ordinary Course of Business. Purchaser shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) to any Transferred Employee relating to or arising out of their employment with Purchaser or any Purchaser Affiliate on and after the Initial Closing Date with respect to U.S. Transferred Employees or Applicable Closing Date with respect to European Transferred Employees, as applicable. Seller or the relevant Seller Affiliate shall transfer to Purchaser or the relevant Purchaser Affiliate all amounts that it should have accrued under applicable Law in relation to the employment relationship of Transferred Employees with the Seller or any Seller Affiliate.  Notwithstanding anything in this Agreement to the contrary, at or promptly following the Initial Closing, Seller shall pay to the U.S. Transferred Employees the accrued but unpaid paid time off as of the Initial Closing Date for the U.S. Transferred Employees set forth on Schedule 8.7 to the extent required by applicable Law and/or Seller’s policies in effect prior to the Initial Closing (“Employee Termination PTO”). Purchaser shall reimburse Seller in an amount of [***] (the “Employee Termination PTO Cap”) as reimbursement of such Employee Termination PTO paid by Seller (the “Termination PTO Reimbursement Amount”), without duplication, within [***] following Seller’s delivery of reasonable supporting documentation evidencing such payments. The Termination PTO Reimbursement Amount shall be net of any withholdings required by applicable Law. For the avoidance of doubt, Purchaser shall not assume any Employee Termination PTO liabilities in excess of the Employee Termination PTO Cap or attributable to services provided by any employee of the Seller Group prior to the Initial Closing, and any Employee Termination PTO accrued by the U.S. Transferred Employees following the Initial Closing shall be the sole responsibility of Purchaser in accordance with Purchaser’s applicable policies.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(b)Where the conditions set forth by applicable Law for an automatic transfer of employment of any Transferred Employees are met, upon the consummation of the Transactions, Seller (i) shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Transferred Employees to Purchaser by operation of Law as of the Applicable Closing Date (unless they are transferred to Purchaser or one of its Affiliates by operation of law, in which case Seller shall carry out any mandatory union consultation provided by applicable Law) and (ii) shall not take and shall not cause to be taken any such actions that would result in the employment of such Transferred Employees not transferring to Purchaser by operation of Law as of the Applicable Closing Date.
(c)If the transfer of any Transferred Employee requires prior authorization from any authority for staff representative members under applicable Law, Seller shall use Best Efforts to comply with the relevant proceeding in order to obtain such authorization prior to the Applicable Closing.
(d)U.S. Defined Contribution Plans.  To the extent permitted by law and its 401(k) plan, Seller shall make, as and when due, all employee and required employer contributions with respect to the Transferred Employees’ employment service rendered prior to the Closing to the 401(k) plan of Seller and/or the applicable Seller Affiliate (the “Seller 401(k) Plan”) and shall cause the accounts of all Transferred Employees under the Seller 401(k) Plan to become fully vested as of the Applicable Closing Date.
(e)U.S. COBRA.  Seller is wholly responsible for complying with all applicable health care continuation coverage requirements under COBRA and related state Laws with respect to the CGM Employees of Seller and the Seller Affiliates as to qualifying events that occur on or prior to the Closing Date, and Purchaser is wholly responsible for complying with such coverage requirements with respect to Transferred Employees employed by Purchaser or the Purchaser Affiliates from and after the Closing Date who have qualifying events that occur after the Closing.
(f)Seller Employee Plans. Seller shall remain responsible for administering Seller Employee Plans with respect to U.S. Transferred Employees, through the Initial Closing Date and with respect to European Transferred Employees, through the Applicable Closing Date. Seller shall make all required contributions and pay all premiums required under each Seller Employee Plan on behalf of Transferred Employees with respect to periods ending prior to close of business on the date immediately prior to the Initial Closing Date for U.S. Transferred Employees and the Applicable Closing Date for the European Transferred Employees.
(g)Mutual Cooperation. Subject to applicable Law (including any privacy Laws), Seller and each Seller Affiliate shall use reasonable efforts to, during normal business hours, provide promptly to Purchaser, at Purchaser’s prior written request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with Seller (and predecessors and Affiliates of Seller) prior to the Applicable Closing Date.  Seller and Purchaser shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 8.7.

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(h)Additional Covenants.
(i)Seller and the Seller Affiliates shall retain all Liabilities in respect of any employee benefit plan of any kind or nature which any of them has sponsored, sponsors, has contributed to or contributes to, whether on, prior to, or after the Applicable Closing Date.  No assets or liabilities of any employee benefit plan shall be transferred to Purchaser or any of its Affiliates or any employee benefit plan maintained by any of them.  All claims incurred by Transferred Employees or their covered dependents on or prior to the Initial Closing Date for U.S. Transferred Employees and the Applicable Closing Date for European Transferred Employees under any Seller Employee Plan sponsored by any Seller or Seller Affiliate or any employee benefit plan to which any Seller or Seller Affiliate contributes shall be covered pursuant to the terms and conditions of such benefit plans.  For purposes of this Agreement, (i) a claim for health benefits will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the individual claiming such benefit, (ii) a claim for sickness, accident or disability benefits based on an injury or illness occurring on or prior to the Initial Closing Date for U.S. Transferred Employees and the Applicable Closing Date for European Transferred Employees will be deemed to have been incurred prior to the Applicable Closing Date and (iii) in the case of any claim for benefits other than sickness, accident or disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.
(ii)Cooperation; Purchaser Direction Rights. From and after the Agreement Date and continuing through and after each Applicable Closing, Seller shall reasonably cooperate, at Purchaser’s written request and at Purchaser’s sole cost and expense, to implement any transfer, separation, assignment, novation, termination, run-off or other restructuring of employee benefit plans and related employment, labor, pension or benefit liabilities to the extent expressly required by applicable Law and the Transactional Agreements with respect to Transferred Employees and the CGM Activities. Such cooperation will consist of executing customary instruments and taking reasonable actions required by a Governmental Body or necessary to evidence or implement such actions, including customary plan data transfers, authorizations, notices, consultations and filings, in each case only to the extent permitted by Law and subject to appropriate data privacy and confidentiality protections. Nothing in this provision requires Seller or any Seller Affiliate to (a) assume, retain or bear any liability allocated to Purchaser under the Transactional Agreements, (b) establish, amend or terminate any Seller Employee Plan except as expressly required by the Transactional Agreements, (c) admit liability, (d) incur more than de minimis out-of-pocket costs without reimbursement by Purchaser, (e) take any action that would materially disrupt Seller’s operations, or (f) obtain any third-party consent beyond using reasonable efforts. For clarity, nothing in this clause (ii) shall alter any allocation or retention of liabilities as set forth in the Transactional Agreements; Purchaser may propose alternative arrangements, subject to Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(iii)No Assumption by Purchaser. For the avoidance of doubt, except as required by Law or an express written agreement between the Parties, Purchaser and the Purchaser Affiliates shall not assume, and shall have no Liability for, any Seller Employee Plan or any Liabilities relating to any employee, former employee, retiree, director, independent contractor, agent or service provider of Seller or any Seller Affiliate (including any Transferred Employee) arising out of or relating to periods on or prior to the Applicable Closing Date, or otherwise relating to any Seller Employee Plan, except to the extent such Liabilities constitute Assumed Liabilities expressly set forth in this Agreement or in any Local Purchase Agreement, or to the extent Purchaser is required to assume such Liabilities under applicable Law. Without limiting the foregoing, all employee benefit plans of Seller or any Seller Affiliate

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(including the Seller Employee Plans) and all related Liabilities are Excluded Assets and Excluded Liabilities and shall remain the responsibility of Seller and the Seller Affiliates, and no assets or liabilities of any such plan shall be transferred to Purchaser, any Purchaser Affiliate or any employee benefit plan maintained by any of them, except where and to the extent required by applicable Law or expressly agreed in writing by Purchaser. Any cooperation, transition or interim servicing provided by Purchaser or any Purchaser Affiliate shall not constitute, and shall not be construed as, an assumption of any Seller Employee Plan or any related Liability, absent an express assumption in accordance with this Agreement, a Local Purchase Agreement, or applicable Law.
(iv)Seller Responsibility for Pre-Closing Employment and Benefit Matters. Seller shall be solely responsible for all wages, salaries, benefits and other compensation and any and all related costs or Liabilities with respect to the employees, former employees and retirees of Seller or any Seller Affiliate, including Transferred Employees, to the extent relating to or arising out of employment with Seller or any Seller Affiliate on or prior to the Applicable Closing Date, subject to any express reimbursement obligations of Purchaser set forth in this Agreement. All claims incurred by Transferred Employees and their covered dependents on or prior to the Applicable Closing Date under any Seller Employee Plan shall be covered under such plans in accordance with their terms, and Seller shall make all required contributions and pay all premiums with respect to periods ending on or prior to the Applicable Closing Date, in each case as provided herein.
(v)Information Sharing; Consultations; Privacy and Privilege. Subject to applicable Law (including data protection and employment privacy Laws), Seller shall, and shall cause the Seller Affiliates to, provide Purchaser and the Purchaser Affiliates, upon reasonable written request, such personnel data and plan information as is reasonably necessary to implement this Section, including employee demographic, service and compensation data, and plan terms necessary to determine and allocate Liabilities in accordance with this Agreement; provided, that Seller may redact or withhold information to preserve privilege or as required by Law, while reasonably cooperating to provide necessary information in an alternative manner. Seller shall conduct and complete any works council, employee representative or trade union information and consultation processes and any required notifications in accordance with applicable Law, including any processes required in connection with automatic transfers of employment by operation of Law.
(vi)No Third-Party Beneficiaries; No Waiver. This Section 8.7 confers no rights on any employees, labor organizations or other third parties and shall not be construed to limit or waive any Excluded Liabilities or to expand any Assumed Liabilities beyond what is expressly provided herein, in any Local Purchase Agreement, or under applicable Law. Nothing in this Section 8.7 shall require either Party to take any action that would reasonably be expected to breach applicable Law, violate privilege, or contravene any Contract without required Consent.
(vii)Relationship to Agreement Governance; Local Law. This Section 8.7 is intended to supplement Section 1.3 (Excluded Liabilities; Assumption of Assumed Liabilities) and shall be interpreted consistently therewith. For the avoidance of doubt, any employment transfer obligations, information and consultation processes, and plan transfer mechanics governed by local Law or a Local Purchase Agreement shall be governed by such applicable Law and Local Purchase Agreement in accordance with Section 1.10 (European CGM Activities).
(i)Intentionally Omitted.

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(j)Wage Reporting. The Parties hereby agree to follow the standard procedure relating to employment Tax reporting as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004 35 with respect to U.S. Transferred Employees.  Accordingly, the applicable Seller Affiliate shall have employment Tax reporting responsibilities for the wages and other compensation paid by or on behalf of such Seller or Seller Affiliate to U.S. Transferred Employees and the applicable Purchaser Party shall have employment tax reporting responsibilities for the wages and other compensation paid by or on behalf of the Purchaser (or its applicable Affiliate) to U.S. Transferred Employees.
8.8Trademarks; Trademark License.
(a)Seller, on behalf of each Seller Affiliate, hereby grants, and causes each Seller Affiliate to grant, to the Purchaser Group, a limited, non-assignable, nonexclusive, worldwide, irrevocable (for the duration of the license), royalty-free, fully paid up, non-transferable, non-sublicensable, license to use the trademarks and tradenames of the Seller and the Seller Affiliates set forth on Schedule 8.9 (the “Seller Marks”), for a period of [***], beginning on the Initial Closing Date, and terminating on the [***] of the Initial Closing Date, solely to the extent strictly necessary to (i) market, promote, advertise and sell any Transferred Inventory that, as of the Closing, already bears the Seller Marks and that remain unaltered, (ii) to effect an orderly wind-down of the Purchaser Group’s use of the Seller Marks solely in connection with the CGM Activities as conducted immediately prior to the Closing, and (iii) market and promote the products and services related to the CGM Activities that are bundled or sold with the products and services of the Seller and the Seller Affiliates. All goodwill arising from the use of the Seller Marks will inure solely to the benefit of the Seller and relevant Seller Affiliate. Purchaser will use the Seller Marks in accordance with any written trademark guidelines provided by Seller from time to time. For the avoidance of doubt, the license granted herein does not permit any (A) use of the Seller Marks in connection with any products or services other than Transferred Inventory already bearing the Seller Marks as of the Closing, (B) rebranding, repackaging, relabeling, modification, affixation or any addition of the Seller Marks to any products, services, materials or channels not bearing the Seller Marks as of the Closing, (C) use of the Seller Marks in combination with, or to endorse, identify, bundle, co-brand or otherwise associate with, any products or services of the Purchaser Group (or any third party), (D) use in corporate, trade, domain, social media, metatag, advertising keyword or business names, or (E) any registration, maintenance or challenge of any Seller Mark; provided, that Purchaser and its Affiliates’ use of any marketing materials that are Purchased Assets and that contain incidental references to Seller’s Marks shall not be deemed a violation this Section 8.8.
(b)As soon as practicable on and after the Initial Closing Date and in no event later than [***] after the last Applicable Closing, the Purchaser shall (and shall cause each Purchaser Affiliate to eliminate the use of all of the trademarks, trade names and service marks not included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials in any countries.
8.9Transferred Inventory. Notwithstanding anything to the contrary in this Agreement (including, without limitation, any otherwise applicable closing conditions), solely with respect to the purchase and acceptance of Transferred Inventory, Purchaser shall, at such Applicable Closing, purchase, accept, and take delivery of all applicable Transferred Inventory identified on Schedule 1.1(a)(iii) and Schedule 1.1(b)(iii) and any additional Inventory purchased by Seller or the Seller Affiliates after the date of the applicable schedule and that remains unsold as of the Applicable Closing, excluding only the

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Excluded Inventory as set forth on Schedule 1.2(c) and further excluding any Inventory that following the initial delivery of such Inventory by Purchaser (or an Affiliate thereof) to Seller has been damaged or otherwise handled outside of the requirements of the Quality Agreement, and without any further right of rejection, return, offset, or reduction based on marketability, usability, saleability, demand variability, obsolescence or any other reason.

8.10Intentionally Omitted.
8.11Tax Matters.
(a)Seller and Purchaser shall (i) provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide each other with any records or other information which may be relevant to such Tax Return, audit, examination or proceeding, and (iii) provide each other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other (or any of their Affiliates) for any period (which shall be maintained confidentially), in each case, relating to the Purchased Assets or the CGM Activities or arising from the Transactions. The Parties shall promptly notify each other of any audit, examination, investigation, inquiry, inspection or other proceeding by any Governmental Body or other third party that concerns Taxes attributable to the Purchased Assets, and shall contemporaneously furnish to the other Party copies of all material notices and correspondence received or sent, together with a reasonably detailed description of the issues, affected periods and assets, applicable deadlines, and any scheduled conferences or meetings.
(b)All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller (on behalf of itself and each applicable Seller Affiliate), on the one hand, and Purchaser (on behalf of itself and each applicable Purchaser Affiliate), on the other hand, as of the Applicable Closing based on the number of days of such taxable period ending on the date of the Applicable Closing (each such portion of such taxable period, a Pre-Closing Tax Period) and the number of days of such taxable period after the Applicable Closing (each such portion of such taxable period, a Post-Closing Tax Period).  Seller (on behalf of itself and each applicable Seller Affiliate) shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser (on behalf of itself and each applicable Purchaser Affiliate) shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  For the avoidance of doubt, Purchaser shall be responsible for increases in Taxes attributable to Purchaser’s ownership, use, actions or elections after the Initial Closing and each Applicable Closing.  Upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, Seller and Purchaser, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.11(a) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the Party owing it to the other within [***] after delivery of such statement.  In the event that Seller, on the one hand, or Purchaser, on the other hand, shall make any other payment for which it is entitled to reimbursement under this Section 8.11(a), the other Party shall make such reimbursement promptly but in no event later than [***] after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(c)Seller shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to the Seller or any Seller Affiliate with respect to taxable periods ending on or before, or including, the Applicable Closing Date of a character or nature that could reasonably be expected to result in liens or claims on any of the Purchased Assets or on Purchaser’s (or any applicable Purchaser Affiliate’s) title or use of the Purchased Assets following the Applicable Closing Date or that would reasonably be expected to result in any claim against Purchaser and any Purchaser Affiliate.

For purposes of this Section 8.11, unless clearly indicated to the contrary, all references to “Seller” shall be deemed to also refer to any Seller Affiliate that transfers any Purchased Asset or any Assumed Liability to Purchaser or any Purchaser Affiliate in connection with the Transactions.

8.12PASS Accrual Adjustment.
(a)From the Initial Closing Date through [***] (the “PASS Accrual Adjustment Period”), Purchaser shall process and pay eligible (as reasonably determined by Purchaser in accordance with the terms of PASS Program and related eligibility rules as in effect immediately prior to the Initial Closing) PASS Program claims submitted by distributors for PASS Program participation.  Purchaser shall, within [***] following the end of each calendar month during the PASS Accrual Adjustment Period, deliver to Seller a statement setting forth all PASS Program claim payments paid by Purchaser that relate to Revenue Share (applicable to the fiscal as defined in the Existing Agreement) recognized by Seller and Purchaser prior to the Initial Closing Date including reasonable supporting detail (such amount, the “Monthly PASS Claim Amount” and each such statement a “Monthly Historical PASS Claim Statement”). Within [***] of Purchaser’s delivery of a Monthly Historical PASS Claim Statement, Seller shall pay to Purchaser an amount equal to the Monthly Pass Claim Amount actually paid by Purchaser in accordance with the foregoing provisions and the supporting detail by wire transfer of immediately available funds.
(b)As soon as practicable, and in no event later than [***] following the Pass Accrual Adjustment Period, Purchaser shall prepare and deliver to Seller a final statement setting forth the aggregate amount paid by Purchaser and reimbursed by Seller during the PASS Accrual Adjustment Period (such amount, the “Aggregate PASS Program Reimbursement Amount” and such final statement, the “Final PASS Accrual Adjustment Statement”).
(c)In the event that the Aggregate PASS Program Reimbursement Amount is less than the PASS Accrual Amount (such difference being herein referred to as the “PASS Accrual Deficiency Amount”), then Seller shall, within [***] following Purchaser’s delivery of the Final PASS Accrual Adjustment Statement, pay to Purchaser an amount equal to Purchaser’s applicable Revenue Share (as defined in the Existing Agreement) of such PASS Accrual Deficiency Amount by wire transfer of immediately available funds.  In the event that the Aggregate PASS Program Reimbursement Amount is greater than the PASS Accrual Amount (such difference being herein referred to as the “PASS Accrual Excess Amount”), Purchaser shall, within [***] following Purchaser’s delivery of the Final PASS Accrual Adjustment Statement, pay to Seller an amount equal to Seller’s applicable Revenue Share (as defined in the Existing Agreement) of such PASS Accrual Excess Amount by wire transfer of immediately available funds.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

9.Miscellaneous Provisions.
9.1Fees and Expenses.  Subject to Section 1.8 (Transfer Taxes) and except as otherwise expressly provided in this Agreement, [***].
9.2Attorneys’ Fees.  If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any Party, the prevailing party, as determined by a court of competent jurisdiction in a final non-appealable order, [***].
9.3Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to Seller:

Ascensia Diabetes Care Holdings AG
Peter Merian-Strasse 90, 4052
Basel, Switzerland
Email: [***]
Attention: [***]

with a copy to:

Dentons Cohen & Grigsby P.C.
625 Liberty Ave., 5th Floor
Pittsburgh, PA 15222-3152
Email: [***]
Attention: [***]

if to Purchaser:

Senseonics, Incorporated
20451 Seneca Meadows Parkway
Germantown, MD 20876-7005
Email: [***]
Attention: [***]

9.4Time of the Essence.  Time is of the essence of this Agreement.
9.5Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

9.6Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it if required by applicable Law. Signatures may be any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com.
9.7Governing Law; Dispute Resolution.
(a)This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).  The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement or any Transactional Agreement.
(b)The Parties shall use good faith efforts to resolve any dispute arising out of or relating to this Agreement between designated officers of the Parties within [***] of notice of such dispute.
(c)If the dispute has not been resolved by negotiation as detailed above, then the Parties shall submit the dispute to binding arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. A single, impartial arbitrator mutually acceptable to the Parties shall conduct the arbitration.
(d)The location of the arbitration shall be in New York, New York. The Parties shall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The arbitrator’s decision shall be binding, final and non-appealable (absent manifest error). Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. This Section 9.7, however, shall not be construed to limit or to preclude either Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate. The arbitration proceeding will be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s confidential information. Except as required by applicable Laws, including without limitation United States securities laws, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable Laws.
9.8Successors And Assigns; Parties In Interest.
(a)This Agreement shall be binding upon Seller and its permitted successors and assigns (if any), Purchaser and its permitted successors and assigns (if any).  This Agreement shall inure to the benefit of Seller, Purchaser, the Indemnitees and the respective successors and assigns (if any) of the foregoing.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(b)No Purchaser Party nor Seller may assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of the other Party; except that either Party may assign any and all of its rights or obligations under this Agreement to one or more of its wholly owned Subsidiaries or Affiliates without the other Party’s prior written consent. No Purchaser Party nor Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent.
(c)Except for the provisions of Section 7 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their permitted respective successors and assigns (if any).  Without limiting the generality of the foregoing, (i) no employee of Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of Seller shall have any rights under this Agreement or any of the other Transactional Agreements.
9.9Waiver.
(a)No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
9.10Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by shall mean of a written instrument duly executed and delivered on behalf of Purchaser Parties and Seller.
9.11Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

9.12Entire Agreement.  The Transactional Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.
9.13Construction.
(a)For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of Page Intentionally Left Blank]

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

The Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER PARTIES:

Senseonics Holdings, Inc.

By: /s/ Timothy Goodnow

Name: Timothy T. Goodnow

Title: President & Chief Executive Officer

Senseonics, Incorporated

By: /s/ Timothy Goodnow

Name: Timothy T. Goodnow

Title: President & Chief Executive Officer

SELLER:

Ascensia Diabetes Holdings AG
(two signatories required)

By: /s/ Koichiro Sato
Name: Kochiro Sato
Title: Chief Executive Officer

Ascensia Diabetes Holdings AG

By: /s/ Marieke Jansen

Name: Marieke Jansen

Title: General Counsel

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any securities of Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any equity interests or other securities of Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of Seller; or (c) any merger, consolidation, business combination, membership interest exchange, reorganization or similar transaction involving Seller which would include all or any portion of the CGM Activities or the Purchased Assets.

Except as otherwise specifically provided in the Agreement, “Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise.  For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Amended and Restated Existing Agreement” shall mean the Amended and Restated Existing Agreement in the form attached hereto as Exhibit E.

“Applicable Closing” shall mean either the (i) Initial Closing or (ii) if and as applicable, the Italy Closing, the Germany Closing, the Sweden Closing or the Spain Closing, as applicable, in accordance with Section 1.10 (European CGM Activities).

“Applicable Closing Date” shall mean either the (i) Initial Closing Date or (ii) the Italy Closing Date, the Germany Closing Date, the Sweden Closing Date or the Spain Closing Date, as applicable, in accordance with Section 1.10 (European CGM Activities).

“Assumed European Liabilities” shall mean, subject to the limitations set forth in Section 1.3(b), the Assumed Liabilities related to the Specified European Assets.

“Assumed Initial Liabilities” shall mean, subject to the limitations set for in Section 1.3(b), the Assumed Liabilities relating to the Specified Initial Assets.

“Best Efforts” [***].

“Books and Records” shall mean all books, ledgers, files, reports, plans, records, manuals and other materials, including books of account, Tax Returns, customer lists, billing records, distribution lists, manuals, safety data, records, files, invoices, correspondence and memoranda, scientific records and files

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

(including invention disclosures), customer and supplier lists, data, specifications, operating history information and inventory records (in any form or medium) of, or maintained for, or primarily relating to, the Purchased Assets and/or the CGM Activities.

“Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks located in New York, New York, Bern, Switzerland, or Tokyo, Japan are authorized or obligated by applicable Law to close.

“CGM Activities” shall mean Seller’s business of marketing, selling and distributing the Products in the Territory.

“CGM Data” means all data and information (in any form or medium) collected, generated, received, processed, stored or otherwise used in connection with the operation of the CGM Activities, including [***].

“CGM Employees” shall mean each employee, independent contractor, advisor director, and officer of Seller and the Seller Affiliates that provide services primarily related to the CGM Activities.

“CGM IP” shall mean Intellectual Property that is (a) any Intellectual Property embodied in or necessary to exploit any Transferred Technology or (b) that otherwise is specific to any Purchased Assets or the CGM Activities as currently being conducted, in each case, that is owned by or licensed to Seller or any Seller Affiliate.  For the avoidance of doubt, CGM IP does not include: (i) any Purchaser Intellectual Property; (ii) Ascensia Contour or any other Intellectual Property that is not related to the Products, or (iii) any Intellectual Property developed by or on behalf of Seller or Seller Affiliates for its or their respective businesses outside of the CGM Activities.

“CGM IP Contract” shall mean any Seller Contract pursuant to which Seller or any Seller Affiliate grants any assignment or license of any CGM IP or Transferred Technology.

“Closing” shall mean the Closing or Applicable Closing, as applicable.

“Closing Date” shall mean the Closing Date or Applicable Closing Date, as applicable.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” shall mean all information concerning or related to the CGM Activities, the Purchased Assets, the operations, financial condition or prospects of the Seller Group, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (a) all information regarding the officers, directors, managers, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of the Seller Group, in each case whether past, present or prospective, (b) all inventions, discoveries, trade secrets, specifications, processes, techniques, methods, formulae, ideas and know-how of the Seller Group, (c) all financial statements, audit reports, budgets and business plans or forecasts of the Seller Group and (d) the Transactional Agreements and the Transition Services Agreement, the terms thereof and the transactions contemplated thereby; provided, that Confidential Information does not include (i) information

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

which is or becomes generally known to the public other than as a result of a breach of this Agreement or any other confidentiality obligation, and (ii) information which is hereafter lawfully obtained by Purchaser from a source other than the Seller Group (or any of their respective officers, directors, managers, employees, equity holders or agents) asso long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, to the knowledge, after reasonable inquiry, of Purchaser, subject to an obligation of confidentiality owed to the Seller Group, or any Affiliate or Related Party of the Seller Group at the time such Confidential Information was or is disclosed to Purchaser.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any legally binding written or oral agreement, contract, understanding, arrangement, or other instrument or undertaking of any nature.

“Copyrights” shall mean copyrights and registrations and applications therefor, and mask work rights.

“CRM System” means the customer relationship management platform(s), modules, configurations, integrations, workflows, custom fields, dashboards, layouts, automations, reports, APIs and related documentation used in the CGM Activities, including any on premises or cloud instances and sandbox or test environments, but excluding any Excluded Assets.

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or out of pocket expense.

“Disclosure Schedule” shall mean (a) as of the Initial Closing, the schedule (dated as of the date of the Agreement) delivered to the Purchaser Parties by Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference (the “Initial Disclosure Schedule”) and (b) solely as related to the European CGM Activities and Specified European Assets, the schedule delivered to Purchaser Parties by Seller and as mutually agreed in form and substance between Purchaser Parties and Seller (the “European Disclosure Schedule”).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, option, claim, encroachment, conditional sales contract, encumbrance, charges, easement or other encumbrance.

“Entity” shall mean a corporation, a partnership, an association, a limited liability company, a joint stock company, a joint venture, a proprietorship, a trust, an unincorporated organization, an estate or other similar business entity or organization.

“Environmental Laws” shall mean all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

and safety of employees or (b) impose Liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) and any other Law of similar effect.

“Equipment” shall mean the fixed and other tangible personal property, whether owned or leased by the Seller Group relating to the CGM Activities and/or that are used by the Seller Group in connection with the CGM Activities or the Purchased Assets.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) which would be treated as a single employer with Seller or any of its subsidiaries under Sections 414(b), (c), (m) or (o) of the Code and the Treasury Regulations promulgated thereunder.

“European Books and Records” shall mean (i) any Books and Records maintained for, or relating generally to, the Specified European Assets and/or the European CGM Activities irrespective of whether such Books and Records are comingled with Seller’s non-European CGM Activities and (ii) any employee or personnel files or data, in each case, to the extent exclusively relating to any European Transferred Employee.

“European CGM Activities” shall mean the CGM Activities of the Seller Group in the European Territory.

“European CGM Employees” shall mean the CGM Employees in the European Territory.

“European CGM IP” shall mean all CGM IP related to the European CGM Activities and set forth on Schedule 1.1(b)(ii).

“European Equipment” shall mean Equipment used in the European CGM Activities.

“European Inventory” shall mean all Inventory in the European Territory.

“European Other Materials” shall mean Other Materials which relate to or are used in connection with the European CGM Activities and Specified European Assets.

“European Regulatory Materials” shall mean Regulatory Materials which primarily relating to, primarily held for use with, or primarily used in connection with the European CGM Activities and the Specified European Assets.

“European Territory” shall mean Italy, Germany, Spain and Sweden.

“Excluded Taxes” shall mean (a) Taxes of Seller or any Seller Affiliate, or related to the Excluded Assets or Excluded Liabilities, for any taxable period (for the avoidance of doubt, including (i) Taxes of Seller or any Seller Affiliate that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability, by operation of Contract or otherwise by operation of Law and (ii) any Taxes of Seller or any Seller Affiliate relating to a Pre-Closing Tax Period the payment of

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

which has been deferred until a Post-Closing Tax Period), (b) Taxes imposed on the Purchased Assets or with respect to the CGM Activities or any Transferred Employees for any Pre-Closing Tax Period, (c) Taxes arising out of any breach of any covenant made by Seller or any Seller Affiliate in this Agreement or any other Transactional Agreement, (d) any Transfer Taxes except as otherwise provided pursuant to Section 1.8 and the applicable Local Purchase Agreement, and (e) Taxes imposed on Purchaser as a result of any Party’s failure to comply with any bulk sales Law and other similar Laws in any applicable jurisdiction in respect of the Transactions to the extent such failure is attributable to Seller or any Seller Affiliate.

“Fraud” shall mean, with respect to a Party, “Fraud” means intentional, common law fraud under the Laws of the State of Delaware; provided, that under no circumstances shall “Fraud” include any fraud based on recklessness or negligence.

“Germany Assumed Liabilities” shall mean the Assumed European Liabilities to the extent relating to the CGM Activities conducted in Germany, the Germany Purchased Assets or the Germany Transferred Employees.

“Germany CGM Activities” shall mean, collectively, the Germany Purchased Assets, the Germany Assumed Liabilities and the Germany Transferred Employees.

“Germany Inventory” shall mean all Inventory located in Germany.

“Germany Purchase Price” shall mean the portion of the Purchase Price allocated to Germany CGM Activities and the Germany Inventory value (if any).

“Germany Purchased Assets” shall mean the Specified European Assets located in Germany.

“Germany Transferred Employees” shall mean, as of any determination time, each European Transferred Employee employed in Germany.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” shall mean (a) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

or defined (whether expressly or by reference) in any Environmental Law; (b) any other pollutant, chemical, substance, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea, formaldehyde, polychlorinated biphenyls (PCBs), radon gas, petroleum, waste oil, crude oil, or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and (c) any compound, mixture, solution, product or other substance or material that contains any hazardous substance or material referred to in clause (a) and (b) above.

“IFRS” shall mean International Financial Reporting Standards applied by Seller on a consistent basis in its Financial Statements.

“Intellectual Property” shall mean and include all worldwide intellectual property rights including, without limitation, rights in and to the following:  (a) Patents; (b) Marks; (c) Copyrights; (d) all common law and statutory rights in any jurisdiction commonly known as “trade secrets” or that permit the holder of such right to limit the use or disclosure of its know-how and other confidential or proprietary technical, business or other information; and (e) any similar, corresponding or equivalent rights to any of the foregoing.

“Inventory” shall mean all Product inventory relating to or to be used in the CGM Activities, including, without limitation, all finished Products, work in process, in process materials, raw materials, packaging, components and all other materials and supplies and parts to be used in connection with the CGM Activities whether held at any location or facility of Seller or any of the Seller Affiliates or in transit to Seller or any of the Seller Affiliates.

“IRS” shall mean the U.S. Internal Revenue Service.

“Italy Assumed Liabilities” shall mean the Assumed Liabilities to the extent relating to the CGM Activities conducted in Italy, the Italy Purchased Assets or the Italy Transferred Employees.

“Italy CGM Activities” shall mean, collectively, the Italy Purchased Assets, the Italy Assumed Liabilities and the Italy Transferred Employees.

“Italy Inventory” shall mean all Inventory located in Italy.

“Italy Purchase Price” shall mean the portion of the Purchase Price allocated to the Italy CGM Activities and the Italy Inventory value (if any).

“Italy Purchased Assets” shall mean the Specified European Assets located in Italy.

“Italy Transferred Employees” shall mean, as of any determination time, each European Transferred Employee employed in Italy.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination,

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

decision, opinion or interpretation, in each case, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Local Purchase Agreements” shall mean the agreements to be entered into by Seller and/or the other Seller Affiliates and Purchaser (or any of its Affiliates) for purposes of implementing the sale, transfer, conveyance, assignment, delivery and assumption, as applicable, of the Purchased Assets and Assumed Liabilities to Purchaser, by such Seller and/or other Seller Affiliates, as the case may be, in Italy, Germany, Spain and Sweden, (a) in the case of Italy, as shared by the parties as of the date hereof and with such modifications, amendments or supplements, in each case, solely (i) as may be necessary to (A) comply with applicable Laws in Italy, or (B) properly account for the Italy Purchased Assets and Italy Assumed Liabilities that are the subject of the agreement, or (ii) as may be otherwise reasonably agreed to by Purchaser and Seller (such local purchase agreement contemplated by this clause (a), the “Italy Local Purchase Agreement”), (b) in the case of Germany, in the draft form as shared by the Parties as of the date hereof and with such modifications, amendments or supplements, in each case, solely (i) as may be necessary to (A) comply with applicable Law in Germany, or (B) properly account for the Germany Purchased Assets and Germany Assumed Liabilities that are the subject of the agreement, or (ii) as may be otherwise reasonably agreed to by Purchaser and Seller (such local purchase agreement contemplated by this clause (b), the “Germany Local Purchase Agreement”), (c) in the case of Spain, as shared by the Parties as of the date hereof and with such modifications, amendments or supplements, in each case, solely (i) as may be necessary to (A) comply with applicable Law in Spain, or (B) properly account for the Spain Purchased Assets and Spain Assumed Liabilities that are the subject of the agreement, or (ii) as may be otherwise reasonably agreed to by Purchaser and Seller (such local purchase agreement contemplated by this clause (c), the “Spain Local Purchase Agreement”) and (d) in the case of the Sweden, as shared by the Parties as of the date hereof and with such modifications, amendments or supplements, in each case, solely (i) as may be necessary to (A) comply with applicable Laws in Sweden, or (B) properly account for the Sweden Purchased Assets and Sweden Assumed Liabilities that are the subject of the agreement, or (ii) as may be otherwise reasonably agreed to by Purchaser and Seller (such local purchase agreement contemplated by this clause (d), the “Sweden Local Purchase Agreement”).

“Marks” shall mean all rights in trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, including and all applications, registrations and renewals thereof.

“Material Adverse Effect” shall mean an event, development, change, effect or occurrence that, individually or together with any other event(s), development(s), change(s), effect(s) or occurrence(s), has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operation of the CGM Activities, taken as a whole, or (b) the ability of Seller or Seller Affiliates to perform their respective obligations under this Agreement and the other Transactional Agreements; provided, however, that no event, development, change, effect or occurrence resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

account in determining whether there has been or would reasonably be expected to be, a “Material Adverse Effect”: (i) any action required or expressly contemplated to be taken by this Agreement or taken by any Party or any of its Affiliates with the prior written consent or at the written request of the other Party, (ii) macroeconomic factors, political conditions, exchange rates, interest rates, tariffs or tax rates, general financial market and credit related conditions (including any disruption thereof), suspensions of trading, trade disputes, banking moratoriums, limitations on the extension of credit, any “act of God” (including earthquakes, hurricanes, floods, or other natural disasters or weather-related conditions), war (whether or not declared), terrorism or hostilities, (iii) conditions which generally affect the industry in which the CGM Activities operate in, (iv) the failure, in and of itself, of the CGM Activities to meet or achieve any internal or published projections, forecasts, budgets, plans or targets for any period, or changes in market price or credit ratings or other financial or operating metrics (including revenue, margins, profitability, cash flows or cash burn), it being understood that the facts, events or circumstances underlying such failure or changes may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition, (v) any epidemic, pandemic or disease outbreak, or (vi) changes in applicable Law, governmental rule, regulation, directive, pronouncement or guideline, or other applicable accounting principles, except in each case, to the extent that any such event, development, change, effect or occurrence has a disproportionate adverse effect on the CGM Activities, in each case, taken as a whole, relative to the adverse effect such event, development, change, effect or occurrence has on other comparable businesses in the industry or markets in which the CGM Activities are operated.

“Net Book Value” shall mean the unadjusted original cost, which cost shall not be adjusted for exchange rate changes.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

“Ordinary Course of Business” shall mean means an action taken by Seller or Seller Affiliate in the ordinary course of conducting the CGM Activities, consistent with past practices (including with respect to nature, scope, timing, volume, frequency and manner), including actions reasonably taken or omitted in good faith to respond to or address business, market, supply chain, customer, workforce, technology, seasonal, competitive, operational, safety, cybersecurity, or other conditions or exigencies, or to comply with, or respond to changes in, applicable Law, Governmental Authorization, or industry standards.

“Other Materials” shall mean (a) research and development reports and disclosure memoranda in the possession of Seller or any Seller Affiliates relating to the CGM Activities and/or Products, including study reports, clinical data, clinical trial related documents including consent forms, study contracts, site agreements, manuscripts and in process publications and (b) the guides or reports in Seller’s or any Seller Affiliate’s possession as of the applicable Closing Date.

“PASS Accrual Amount” [***]; provided, that the Parties may negotiate in good faith to adjust the PASS Accrual Amount to reflect any adjustment resulting from periods after October 31, 2025.

“PASS Program” shall mean Seller’s Eversense Payment Assistance and Simple Savings Program in the U.S.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

“Patents” shall mean: (a) all issued patents, including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, reissues, patents and patent claims maintained after post grant examination (including inter partes review, post grant review or opposition proceeding) and patents of addition; (b) all patent applications, including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals; and (c) all equivalents of the foregoing in any country of the world.

“Permitted Encumbrances” shall mean (a) statutory Encumbrances for current Taxes not yet due and payable or being contested by appropriate proceedings in good faith; (b) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security and that are not material in amount or effect to the CGM Activities; (c) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Encumbrances which have arisen in the Ordinary Course of Business and that are not material in amount or effect on the CGM Activities; (d) restrictions on transfer under applicable securities laws; or (e) any other Encumbrances that do not impair the ownership or use of any of the Purchased Assets or are otherwise de minimis in amount or effect.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean any information that (i) relates to an identified or identifiable individual, or that is reasonably capable of being used to identify, contact, or precisely locate an individual, or (ii) that otherwise constitutes “personal information”, “sensitive personal information”, “personally identifiable information”, “personal data” or any similar terms under applicable Laws.

“Post-Closing Tax Period” shall mean any taxable period commencing after the Applicable Closing Date and the portion of any Straddle Period (as determined in accordance with Section 8.11 (Tax Matters)) commencing on the day immediately following the Applicable Closing Date.

“Pre-Closing Period” shall mean the period from the date of this Agreement through the earlier of the last Applicable Closing Date or the termination of this Agreement in accordance with its terms.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Applicable Closing Date and the portion of any Straddle Period (as determined in accordance with Section 8.11 (Tax Matters)) ending on and including the Applicable Closing Date.

“Privacy Laws” shall mean all applicable Laws and all binding regulatory guidance concerning (i) the privacy, secrecy, security, protection, sharing, sale, disposal, international transfer or other Processing of Personal Data, (ii) incident reporting or Security Incident notification requirements; (iii) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including without limitation voice, video, email, phone, text messaging, or otherwise); (iv) artificial intelligence involving the Processing of Personal Data, or (v) consumer protection related to the privacy, security, or protection of Personal Data.

“Privacy Policy” or “Privacy Policies” means each past or present, policy, representation, statement, or notice made by any of the Seller Group, including without limitation, privacy policies

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

published on the Seller Group’s online properties, or otherwise made available by the Seller Group to any Person, relating to the Processing of Sensitive Data.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Process” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Products” shall mean the following Purchaser proprietary products currently marketed under the brand “Eversense”: (a) Eversense® CGM System (90-day product); (b) Eversense® XL CGM System (180-day product outside the US); (c) Eversense XL 2.0; and (d) extended Eversense 365-day product (Rome 1 & Rome 2).

“Purchased Assets” shall mean the Specified Initial Assets and Specified European Assets.

“Purchaser Affiliate” shall mean the Affiliates of the Purchaser Parties listed on Schedule A under the heading “Purchaser Affiliates”.

“Purchaser Group” shall mean the Purchaser Parties and the Purchaser Affiliates.

“Purchaser Indemnitees” shall mean the following Persons: (a) the Purchaser Parties; (b) the Purchaser Affiliates; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Purchaser Intellectual Property” means any Intellectual Property acquired, authored, developed or reduced to practice by Purchaser prior to the Agreement that was made available to Seller pursuant to the Existing Agreement.

“Reference Balance Sheet Net Book Value” [***].

“Reference Date” shall mean January 1, 2021.

“Registered IP” shall mean all CGM IP that is registered or filed with any Governmental Body, including all Patents, registered Copyrights, registered mask works, and registered trademarks within the CGM IP and all applications for any of the foregoing.

“Regulatory Approval” shall mean all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permission, clearance, confirmation, endorsement, waiver, designation, rating or qualification issued, granted, given or otherwise made available by or under the authority of any Governmental Body or under the applicable Laws of any Governmental Body.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

“Regulatory Materials” shall mean all Regulatory Approvals that are in the possession of or controlled by, or held by or for Seller or any Seller Affiliates and which relate to or are used primarily in connection with the CGM Activities and Purchased Assets, including all regulatory applications, filings, submissions and approvals for sale and marketing of the Products, and all correspondence with Governmental Bodies relating primarily to the CGM Activities, in each case, whether generated, filed or held by or for Seller or any Seller Affiliates.

“Related Party” shall mean (a) each individual who is, or who has at any time been, an officer, manager, employee or director of the Seller Group; (b) each member of the family of each of the individuals referred to in clause (a) above; and (c) any Entity (other than Seller) in which any one of the individuals referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Representatives” shall mean, with respect to any Entity, the officers, directors, managers, employees, agents, attorneys, accountants, advisors, clinical investigators and representatives of such Entity, as applicable.

“Security Incident” means (i) any actual or reasonably suspected unauthorized, unlawful, or accidental loss of, damage to, access to, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (ii) any damage to, or unauthorized, unlawful, or accidental access to, theft of, or use of, any Seller IT Systems.

“Seller Affiliate” shall mean any Affiliate of Seller that owns or has any other rights to any Purchased Assets (or, in the case of Purchased Asset that is a Contract, is a party to or is otherwise bound by) or employs any of the CGM Employees, including the Affiliates of Seller listed on Schedule A under the heading “Seller Affiliates.”

“Seller Contract” shall mean any Contract relating to the CGM Activities or the Purchased Assets, including any amendment, modification or supplement thereto, (a) to which any member of the Seller Group is a party, (b) by which any member of the Seller Group or any of its respective assets is bound, (c) under which any member of the Seller Group has any obligation related to the CGM Activities or (d) under which any member of the Seller Group has or may acquire any right or interest, relating to the CGM Activities including, without limitation, all CGM IP Contracts and all Contracts pursuant to which Seller or any Seller Affiliate has obtained any assignment, license or other right or interest in, under or to any CGM IP, excluding (i) any Contracts with the Purchaser Group and (ii) Contracts that are not material to the (1) U.S. CGM Activities or (2) European CGM Activities.

“Sensitive Data” means all [***].

“Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for terms of employment or engagement, compensation, severance, termination pay, retirement, pension, supplemental retirement, excess benefit, profit sharing, bonus, incentive transaction, retention, deferred compensation, change in control, compensation for post-termination non-compete obligations, vacation, paid time off, performance awards, compensatory equity or equity-related awards, savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, other health, welfare or fringe benefits or

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is or has been maintained, contributed to, or required to be contributed to, by Seller for the benefit of CGM Employees or with respect to which Seller has or may have any Liability or obligation, whether actual or contingent and direct or indirect (including on account of any ERISA Affiliates).

“Seller Group” shall mean the Seller and the Seller Affiliates.

“Seller Indemnitees” shall mean the following Persons: (a) Seller; (b) the Seller Affiliates; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Seller IT Systems” shall mean all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of software, code, communications, data or information used in or necessary for the conduct of the CGM Activities.

“Seller’s Knowledge” shall mean the actual and, after due inquiry, reasonable knowledge of the Seller’s directors and officers, and officers of those Seller Affiliates party to the Local Purchase Agreements and the country managers of the Seller’s business (CGM Activities and combined business), the Ascensia Care Diabetes leadership team and Serapis workstream leads that are employees of Seller.

“Spain Assumed Liabilities” shall mean the Assumed Liabilities to the extent relating to the CGM Activities conducted in Spain, the Spain Purchased Assets or the Spain Transferred Employees.

“Spain CGM Activities” shall mean, collectively, the Spain Purchased Assets, the Spain Assumed Liabilities and the Spain Transferred Employees.

“Spain Inventory” shall mean the Inventory located in Spain.

“Spain Purchase Price” shall mean the portion of the Purchase Price allocated to the Spain CGM Activities and Spain Inventory value (if any).

“Spain Purchased Assets” shall mean the Specified European Assets located in Spain.

“Spain Transferred Employees” shall mean, as of any determination time, each European Transferred Employee employed in Spain.

“Straddle Period” shall mean any taxable period that begins on or before the Applicable Closing Date and ends after the Applicable Closing Date.

“Sweden Assumed Liabilities” shall mean the Assumed Liabilities to the extent relating to the CGM Activities conducted in Sweden, the Sweden Purchased Assets or the Sweden Transferred Employees.

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

“Sweden CGM Activities” shall mean, collectively, the Sweden Purchased Assets, the Sweden Assumed Liabilities and the Sweden Transferred Employees.

“Sweden Inventory” shall mean all Inventory located in Sweden.

“Sweden Purchase Price” shall mean the portion of the Purchase Price allocated to the Sweden CGM Activities and Sweden Inventory value (if any).

“Sweden Purchased Assets” shall mean the Specified European Assets located in Sweden.

“Sweden Transferred Employees” shall mean, as of any determination time, each European Transferred Employee employed in Sweden.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, escheat, unclaimed property, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee of any kind whatsoever, and any related charge or amount (including any fine, penalty or interest), and any Liability for the payment of any amounts of the type described above in this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to assume such Tax or to indemnify any other Person for Tax as a result of the application of Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law, any Contract, by operation of Law or otherwise.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any attachment thereto, and including any amendment thereof.

“Technology” shall mean (a) the media in which any of the items in clause (b)(iii) below is embodied or recorded and (b) the tangible form of technology, know-how and other embodiments of Intellectual Property, including (i) computer software, files, scripts and programs, including source code or object code, and any related documentation; (ii) other tangible embodiments of Copyrights and trade secrets, in each case in whatever form and on whatever media and (iii) inventions (whether or not patentable), invention disclosures, processes, methods, algorithms and formulae, trade secrets, technology, know-how, information, knowledge (including manufacturing knowledge), practices, formulas, instructions, skills, techniques, technical data, designs, drawings, apparatus, results of experiments, test data, including clinical data, analytical and quality control data, manufacturing data and descriptions, market data, devices, assays, procedures (including standard operating procedures), notes of experiments, specifications, compositions of matter, physical, chemical and biological materials, whether in intangible, tangible, written, electronic or other form.  For clarity, the term Technology excludes Intellectual Property.

“Tender Contract” means the Contracts, framework agreements, purchase order, or other binding arrangement (including any related amendments, extensions, or renewals) that are related to the CGM

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Activities and entered into by the Seller or any of its Affiliates pursuant to a tender process, public procurement procedure, or competitive bidding process conducted by any Governmental Body or other customer, including any Contract awarded under applicable public procurement laws or regulations, and any Contract that requires compliance with tender specifications, bid terms, or procurement rules.

“Territory” shall mean Sweden, Italy, Germany, Spain and the United States.

“Third Party” shall mean any Person other than Seller or Purchaser or a Seller Affiliate or Purchaser Affiliate.

“Transactional Agreements” shall mean: (a) this Agreement; (b) the Bill of Sale and Assignment Agreement; (c) solely to the extent finalized and executed after Initial Closing Date, the Local Purchase Agreements and (d) all other agreements, instruments and certificates contemplated hereby or thereby to which any Party or any of their respective Affiliates is a party, excluding the Transition Services Agreement and Amended and Restated Existing Agreement.

“Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements by the Parties and their respective Affiliates (as applicable), and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Purchased Assets by Seller to Purchaser in accordance with this Agreement and as applicable, the Local Purchase Agreements; and (ii) the performance by Seller and Purchaser Parties of their respective obligations under the Transactional Agreements, and the exercise by Seller and Purchaser Parties of their respective rights under the Transactional Agreements.

“Transferred Books and Records” shall mean the U.S. Books and Records and the European Books and Records.

“Transferred Technology” means, solely to the extent set forth on Schedule 1.1(a)(i) (with respect to the Transferred Technology in the U.S.) and Schedule 1.1(b)(i) (with respect to any Transferred Technology outside of the U.S.), the tangible forms of Technology owned by Seller or any Seller Affiliate, or, to the extent transferable, licensed by a Third Party to Seller or any Seller Affiliate, that, as of the Agreement Date and continuing through the Applicable Closing, are used exclusively in, and solely for the operation of, the CGM Activities

“Transition Services Agreement” shall mean that certain transition services agreement in the form mutually agreed between the Parties to be executed after the Initial Closing and no later than the first Applicable Closing.

“U.S. Books and Records” shall mean (i) any Books and Records maintained for, or relating generally to, the Specified Initial Assets and/or the U.S. CGM Activities irrespective of whether such Books and Records are comingled with Seller’s non-U.S. CGM Activities and (ii) any employee or personnel files or data, in each case, to the extent exclusively relating to any U.S. Transferred Employee.

“U.S. CGM Activities” shall mean the CGM Activities of the Seller Group in the United States.

“U.S. CGM IP” shall mean any CGM IP related to the U.S. CGM Activities and set forth on Schedule 1.1(a)(ii).

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED  PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

“U.S. Equipment” shall mean the Equipment used to perform the U.S. CGM Activities.

“U.S. Inventory” shall mean all Inventory in the United States.

“U.S. Other Materials” shall mean Other Materials which relate to or are used in connection with the U.S. CGM Activities and Specified Initial Assets.

“U.S. Regulatory Materials” shall mean Regulatory Materials which primarily relating to, primarily held for use with, or primarily used in connection with the U.S. CGM Activities and Specified Initial Assets.